Exhibit 10.17
LEASE AGREEMENT
Between
KDC-REGENT I INVESTMENTS, LP
(Landlord)
and
EPSILON DATA MANAGEMENT, INC.
(Tenant)
Dated May 31, 2005

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EXHIBITS

A.	Outline Specifications
B.	The Land
C.	Final Tenant Improvements Plans and Specifications
D.	Tenant Allowances
E.	Form of Tenant Acknowledgment Letter
F.	Knowledge Individuals
G.	Form of Subordination Non-Disturbance and Attornment Agreement
H.	Form of Estoppel Certificate
I.	Form of Guaranty
J.	Approved General Contractors and Major Subcontractors
K.	Title Exceptions

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LEASE AGREEMENT
THIS LEASE AGREEMENT (this Lease) is dated as of May 31, 2005, (the Effective Date), between KDC-REGENT I INVESTMENTS, LP, a Texas limited partnership (Landlord), and EPSILON DATA MANAGEMENT, INC., a Delaware corporation (Tenant).
RECITALS
A.	Landlord desires to design, construct, and lease to Tenant a shell building (the Building) and other improvements (the Building and other improvements specified in the Outline Specifications attached hereto as Exhibit A are sometimes referred to collectively as the Landlord Improvements) on the real property owned by Landlord and described on Exhibit B (the Land), in accordance with the terms and subject to the conditions of this Lease.

B.	Tenant desires to have constructed and to lease from Landlord the Landlord Improvements in accordance with the terms and subject to the conditions of this Lease.

C.	Tenant desires to construct for its use additional interior improvements in the Building in accordance with the terms and subject to the conditions of this Lease.
AGREEMENTS
Landlord and Tenant (sometimes referred to jointly as the parties or individually as a party) agree as follows:
Section 1. Premises.
Landlord shall design, construct, and lease to Tenant, and Tenant shall lease from Landlord, the Land and the Landlord Improvements. The Land, the Building, the Landlord Improvements, and the Tenant Improvements (defined below) are referred to as the Premises. Landlord shall construct as part of the Landlord Improvements parking spaces equal to a ratio of not less than 4.5 spaces per 1,000 square feet of the Building (338 parking spaces for the initial Landlord Improvements).
Section 2. Construction of the Landlord Improvements and the Tenant Improvements.
(a)	Landlord shall furnish, at Landlord’s sole cost and expense, all of the materials, labor, and equipment necessary for the design and construction of the Landlord Improvements in accordance with the Outline Specifications. Landlord shall construct the Landlord Improvements in a good and workmanlike manner, and in accordance with all applicable statutes and building codes, governmental rules, regulations, and orders, and restrictive covenants applicable to the Premises (Legal Requirements).

(b)	Tenant shall retain space planners, architects, and engineers reasonably approved by Landlord to design all interior improvements (including, without limitation, space planning, preparation of the Final Tenant Improvements Plans and Specifications in the manner set forth below, special lighting, interior demising walls, floor and wall coverings, furniture systems, security systems, telephone and data cabling, excess HVAC for computer rooms, equipment, etc.)

desired by Tenant (the Tenant Improvements). On or before 90 days after execution of this Lease, Tenant shall cause proposed Tenant Improvements Design Development Plans for the Tenant Improvements to be prepared and delivered to Landlord. Within 10 days after receipt of the proposed Tenant Improvements Design Development Plans, Landlord shall approve or reject the proposed Tenant Improvements Design Development Plans. If Landlord rejects the proposed plans, Landlord must specify in sufficient detail the reason(s) for its rejection. Tenant shall revise the proposed Tenant Improvements Design Development Plans based on Landlord’s comments and resubmit the plans for Landlord’s approval. Upon Landlord’s approval, the proposed Tenant Improvements Design Development Plans will constitute the Tenant Improvements Design Development Plans. Within 90 days after Landlord’s approval of the Tenant Improvements Design Development Plans, Tenant shall cause proposed Final Tenant Improvements Plans and Specifications to be prepared in accordance with the Tenant Improvements Design Development Plans. Within 10 days after receipt of the proposed Final Tenant Improvements Plans and Specifications, Landlord shall approve or reject the proposed Final Tenant Improvements Plans and Specifications. If Landlord rejects the proposed Final Tenant Improvements Plans and Specifications, Landlord must specify in sufficient detail the reason(s) for Landlord’s rejection. Tenant shall revise the proposed Final Tenant Improvements Plans and Specifications and resubmit the plans for Landlord’s approval. If Landlord has not notified Tenant of Landlord’s disapproval within the 10-day period, Landlord will be deemed to have approved the proposed Final Tenant Improvements Plans and Specifications. Upon Landlord’s actual or deemed approval, the proposed Final Tenant Improvements Plans and Specifications will constitute the Final Tenant Improvements Plans and Specifications. The Final Tenant Improvements Plans and Specifications will be designated as Exhibit C to this Lease, but need not be attached to this Lease. Landlord’s approvals under this Section 2(b) may not be unreasonably withheld, conditioned, or delayed, except that any portions of the Tenant Improvements that require structural attachment(s) to the Building or attachment(s) to any Building MEP system are subject to approval by Landlord in its sole discretion.

(c)	Landlord appoints Murray W. Newton, Don Mills, and James Williams as its representatives to work with Tenant in the preparation and approval of Final Tenant Improvements Plans and Specifications. Tenant appoints Kris Hopson, Dick Corrigan and Jeff Debruin as its representatives to review the Tenant Improvements Design Development Plans, the proposed Final Tenant Improvements Plans and Specifications, and the Final Tenant Improvements Plans and Specifications so as not to delay unreasonably the completion of the Tenant Improvements. Both Landlord and Tenant may replace its representative(s) with other representative(s) at their discretion; and Landlord and Tenant shall advise the other party of such substitution.

(d)	Landlord shall provide Tenant with allowances as specified in Exhibit D attached hereto (the Tenant Allowances).

(e)	Landlord shall commence construction of the Building and other Landlord Improvements as soon as practicable after the date of this Lease but no later than thirty (30) days after the Effective Date. The commencement of site grading or site excavation will constitute the commencement of construction for purposes of the foregoing requirement. Landlord shall diligently proceed with the construction of the Building and other Landlord Improvements and shall use commercially reasonable efforts to (i) complete the Building and other Landlord Improvements in substantial accordance with the Outline Specifications (except for such seasonal landscaping items set forth in the Outline Specifications which are to be completed at a later date) (Substantial Completion) and (ii) deliver possession of same to the Tenant by November 14, 2005. Notwithstanding anything in this Lease to the contrary, a certificate from Landlord’s architect that the Building and other Landlord Improvements have been completed in substantial accordance with the Outline Specifications shall confirm that Substantial Completion of the Building and other Landlord Improvements has occurred, absent manifest error.

(f)	Landlord shall coordinate with Tenant so that Tenant and its contractor for the Tenant Improvements can accompany Landlord and its architect when they inspect the Building in connection with the architect’s issuance of the certificate of Substantial Completion under Section 2(e). Landlord shall complete all punch list items for the Landlord Improvements within two weeks after Tenant delivers the punch list to Landlord; but if Tenant prevents Landlord from completing any punch list item within such period of time, Landlord’s time for completing the item will be extended one day for each day of Tenant Delay (defined below).

(g)	Except as hereinafter provided, if delays in the commencement or completion of the construction of the Building or other Landlord Improvements occur by reason of acts, omissions, failure to timely act or respond, or interference with construction of the Building or the other Landlord Improvements on the part of Tenant or those acting for or under the direction of Tenant (including, without limitation, its agents, employees, contractors, consultants, and subcontractors, all such delays being referred to as Tenant Delays) or for any other reasons beyond the reasonable control of Landlord (which Tenant Delays and other delays are collectively referred to as Excused Delays), the dates established above for the commencement of construction, Substantial Completion and delivery of possession will be postponed by the aggregate duration of the Excused Delays; provided, however that Excused Delays, other than days of Tenant Delay, shall not postpone the April 4, 2006 date set forth in Section 4(e)(iii) beyond October 5, 2006. Non-availability or shortages of labor or materials, local strikes, lockouts, and inclement weather will constitute Excused Delays. Any inclement weather that prevents Landlord’s general contractor from working on a normal work day (Monday through Saturday) will constitute an Excused Delay to the extent that the days lost due to inclement weather exceeds three work days per calendar month, on a month by month basis.

(h)	Upon request by Tenant after the Building is dried in, Landlord, in its sole discretion, may allow Tenant and Tenant’s employees and contractors to enter the Building for the purpose of installing the Tenant Improvements in accordance with the Final Tenant Improvement Plans and Specifications and all Legal Requirements. Tenant shall ensure that its employees and contractors do not interfere with Landlord’s completion of the construction of the Landlord Improvements. Tenant shall indemnify, defend, and hold Landlord harmless from and against any damage or delay caused by Tenant’s early entry. Entry by Tenant’s employees and contractors for this limited purpose will not constitute Tenant’s acceptance of the Landlord Improvements or give rise to any obligation to pay Base Rent.

(i)	Landlord shall incorporate only new materials and equipment into the construction of the Landlord Improvements. Landlord warrants the Landlord Improvements including, without limitation, the foundations, slab, structural frame, roof deck, and exterior walls of the Building against defective design, workmanship, and materials, latent or otherwise, for a period of one year from the date of Substantial Completion (the Warranty Period). Landlord shall repair or replace at its sole cost and expense any defective item of Landlord Improvements occasioned by defective design, workmanship, or materials that Tenant discovers during the Warranty Period. Upon the expiration of the Warranty Period, Landlord shall cause the material and labor warranties for the general contractor, the roof on the Building, the window glazing and the mechanical, including HVAC, electric and plumbing systems to be assigned to Tenant with no reduction in the unelapsed warranty periods or other benefits thereunder; in addition, Landlord shall deliver to Tenant all other continuing assignable guaranties and warranties received by Landlord in connection with the construction of the Landlord Improvements and shall assign to Tenant Landlord’s interest in those guaranties and warranties by means of a duly executed and acknowledged assignment in form and substance reasonably satisfactory to Landlord and Tenant. Notwithstanding the foregoing, Landlord has no obligation to assign any warranty or guaranty to Tenant if Landlord is obligated to maintain an item covered by the warranty or guaranty pursuant to Section 8 of this Lease. From and after the expiration of the Warranty Period, Landlord shall cooperate with Tenant in Tenant’s enforcement, at Tenant’s sole cost and expense, of any express warranties or guaranties of workmanship or materials for the Landlord Improvements given by subcontractors, architects, draftsmen, or materialmen that guarantee or warrant against defective design, workmanship, or materials for a period of time in excess of the Warranty Period. The obligations Landlord undertakes under the terms of this subsection are in addition to the maintenance and repair obligations that Landlord undertakes under other terms of this Lease.

(j)	Landlord shall complete construction and equipping of the Landlord Improvements free of mechanic’s liens or other liens, and shall defend, indemnify and hold Tenant harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable legal fees, resulting from (A) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Landlord Improvements, (B) the foreclosure of any mechanic’s or materialmen’s lien that allegedly secures the amounts allegedly owed to the claimant, or (C) any other legal proceedings initiated in connection with that claim.

(k)	Landlord shall afford Tenant and its contractors reasonable access to the Landlord Improvements during construction for the purposes of inspecting the Landlord Improvements.

(l)	Throughout the period between the date on which Landlord commences construction of the Landlord Improvements and the date of Substantial Completion, Landlord shall maintain in force with respect to the Landlord Improvements a policy of multiple peril (all-risk) builder’s risk insurance on a completed value basis in an amount equal to the full replacement cost of the Landlord Improvements. That policy must name Tenant as an additional insured, as its interests may appear, and must provide that coverage will continue for Tenant’s benefit notwithstanding any act or omission on Landlord’s part. The certificate of insurance evidencing that policy must provide that no cancellation, surrender or material change will become effective unless Tenant receives written notice at least 30 days in advance of the time at which that cancellation, surrender or material change becomes effective.

(m)	Tenant shall furnish, at Tenant’s sole cost and expense (but subject to payment by Landlord of the Tenant Allowances), all of the materials, labor, and equipment necessary for the design and construction of the Tenant Improvements in accordance with the Final Tenant Improvements Plans and Specifications. Tenant shall construct the Tenant Improvements with all due diligence in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the Final Tenant Improvements Plans and Specifications. Tenant shall incorporate only new materials and equipment into the construction of the Tenant Improvements. Unless otherwise approved in writing by Landlord, such approval not to be unreasonably withheld, Tenant may only use the general contractors and major subcontractors identified as specified in Exhibit J in constructing the Tenant Improvements.

(n)	Tenant shall diligently complete construction and equipping of the Tenant Improvements free of mechanic’s liens or other liens, and shall defend, indemnify and hold Landlord harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable legal fees, resulting from (A) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Tenant Improvements, (B) the foreclosure of any mechanic’s or materialmen’s lien that allegedly secures the amounts allegedly owed to the claimant, or (C) any other legal proceedings initiated in connection with that claim.

(o)	Tenant shall afford Landlord and its contractors reasonable access to the Tenant Improvements during construction for the purposes of inspecting the Tenant Improvements.

(p)	Tenant shall promptly provide Landlord with as-built drawings of the Tenant Improvements upon completion of construction thereof. Landlord shall provide Tenant with as-built drawings of the Building and other Landlord Improvements as well as all instructions and operator’s manuals pertaining to any equipment installed by Landlord within the Building within ninety (90) days after the date of Substantial Completion.

(q)	Prior to the Commencement Date, Landlord shall provide Tenant a certificate from Landlord’s architect showing the rentable area of the Building (Building Square Footage) measured in accordance with the method of measuring rentable area in a single tenant building as specified in the Standard Method for Measuring Floor Area in Office Buildings published by the Building Owners and Managers Association International (BOMA) in ANSI Z65.1-1996.
Section 3. Initial Term.
(a)	Subject to Section 3(c), the term of this Lease (the Initial Term) is the period that commences on the latter of (i) May 14, 2006, or (ii) six months after the date of Substantial Completion and tender of possession of the Landlord Improvements to Tenant (the Commencement Date) and that expires at 11:59 p.m. (Dallas, Texas local time) on either the day prior to the 12th anniversary of the Commencement Date, if the Commencement Date occurs on the first day of a calendar month, or on the day prior to the 12th anniversary of the first day of the first full calendar month following the calendar month in which the Commencement Date occurs, if the Commencement Date does not occur on the first day of a calendar month, whichever is applicable (the Expiration Date). The term Lease Year means each 12 calendar month period beginning on the Commencement Date. The first Lease Year includes any partial calendar month if the Commencement Date is not the first day of a calendar month.

(b)	Tenant has the right to renew the term of this Lease, as set forth in Section 5 below, and the Initial Term and any Renewal Term with respect to which Tenant exercises that option in accordance with Section 5 are collectively called the Term in this Lease.

(c)	If the date of Substantial Completion and tender of possession of the Landlord Improvements to Tenant does not occur by December 6, 2005, solely by reason of Tenant Delays or by reason of casualty damage covered by Section 18, then the Commencement Date will remain June 5, 2006, and Tenant shall commence paying Base Rent on June 5, 2006.

(d)	Within 15 days after Substantial Completion occurs, the parties will execute an Acknowledgment Letter in substantially in the form of Exhibit E.

Section 4. Base Rent and Additional Rent.
(a)	Assuming the Building Square Footage is at least 75,000 rentable square feet and subject to adjustment as provided in Sections 4(b) and 39 and in Exhibit D, Tenant shall pay to Landlord base annual rent (Base Rent) for the Premises beginning on the Commencement Date as follows:

Lease Years	Annual Base Rent	Monthly Base Rent
1-4	$992,250	$82,687.50

5-8	$1,053,000	$87,750.00

9-12	$1,117,500	$93,125.00
(b)	If the certificate of Landlord’s architect provided under Section 2(q) shows that the Building Square Footage is less than 75,000 rentable square feet, then the Annual Base Rent and Monthly Base Rent numbers specified above, will be decreased by multiplying them by a number whose numerator is the Building Square Footage and whose denominator is 75,000. The full amount of the Tenant Allowances shall be paid to Tenant and will not be reduced even if the Building Square Footage is determined to be less than 75,000 rentable square feet. Any adjustment of the Base Rent under this Section 4(b) will be specified in the Acknowledgement Letter.

(c)	If the Commencement Date occurs on a day other than the first day of a calendar month, then the Base Rent for the month in which the Commencement Date occurs will be equal to the monthly installment amount specified above multiplied by a fraction, the numerator of which is the number of days in the period starting on the Commencement Date and ending on the last day of that month, and the denominator of which is the total number of days in that month.

(d)	If a termination of this Lease occurs prior to the Expiration Date for reasons other than Tenant’s default and if the effective date of termination is other than the last day of a calendar month, the parties will prorate the Base Rent payable with respect to the calendar month in which the effective date of termination occurs based on the number of days in that month, and Landlord shall promptly refund to Tenant, without demand, setoff or deduction, any previously paid Base Rent attributable to any period of time following the termination date.

(e)	Subject to Section 3(c), if the date of Substantial Completion and the tender of possession of the Landlord Improvements does not occur by the following dates (each of which is subject to extension by one day for each day of Excused Delay [except that the April 4, 2006 date set forth in Section 4(e)(iii) shall not be extended beyond October 5, 2006 unless the additional delay is caused by Tenant Delay]):
(i)	December 6, 2005, then Tenant will receive one day of free Base Rent and payment by Landlord for, or reimbursement of, all charges for the per diem cost of all utilities, Impositions and other operating costs for the Premises for each day of delay through February 3, 2006;

(ii)	February 4, 2006, then Tenant will receive three days of free Base Rent and payment by Landlord for, or reimbursement of, all charges for the per diem cost of all utilities, Impositions and other operating costs for the Premises for each additional day of delay thereafter; and

(iii)	April 4, 2006, then Tenant may, at its option, by giving notice to Landlord at any time thereafter until Landlord achieves substantial completion of the Landlord Improvements, either:
(A)	terminate this Lease effective as of the date Tenant gives such notice;

(B)	elect to take over completion of the Landlord Improvements, in which event Tenant shall be entitled to a credit against Base Rent for all reasonable costs incurred by Tenant in completing the Landlord Improvements; or

(C)	require Landlord to complete the Landlord Improvements and continue to allow free Base Rent and expense payment (or reimbursement) to accrue as provided in Section 4(e)(ii).
(f)	As used herein, Impositions shall mean all the real estate taxes and installments of special assessments levied against the Premises and attributable to any period of time following the Commencement Date.

(g)	Landlord shall file a request with all taxing authorities that issue tax bills or tax statements for Impositions on the Premises to deliver the tax bills or tax statements directly to Tenant. Tenant shall promptly deliver to Landlord copies of all tax bills and tax statements Tenant receives directly from the taxing authorities and Tenant shall pay all such tax bills or tax statements prior to delinquency. At least 30 days prior to the date each such tax bill or tax statement would become delinquent, Tenant shall deliver to Landlord a copy of a paid receipt that the taxing authority issues or a Certificate of No Tax Due issued by a reputable title insurance company, at Tenant’s expense, demonstrating the payment of that Imposition. If Tenant does not timely provide proof of the payment of any Imposition as required in the prior sentence, Landlord may pay the Imposition and bill Tenant therefor. Tenant will be responsible for any interest or penalties that accrue with respect to all Impositions not timely paid by Tenant under this Section 4(g).

(h)	The foregoing will not require Tenant to pay any municipal, state or federal income or excess profits taxes assessed against Landlord, or any municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord, or corporation franchise taxes imposed upon the corporate owner of the fee of the Premises. Moreover, with respect to Impositions that may lawfully be paid in installments over a period of years, with or without interest, the foregoing will not require Tenant to pay any portion of those installments or interest that become due to the taxing authority after the Expiration Date, as extended. With respect to the Impositions levied in respect of any period of time within which either the Commencement Date or the Expiration Date occurs, Tenant must only pay a proportionate part of those Impositions, which part will bear the same ratio to the total amount of those Impositions as the number of days in the period between the Commencement Date and the end of that period of time or in the period between the beginning of that period of time and the Expiration Date, whichever is applicable, bears to the total number of days in that period of time.

(i)	Tenant may contest in good faith and at its expense the amount or validity of any Imposition that it is obligated to pay in accordance with the foregoing and, if successful in that regard, is entitled to recover from Landlord any refund paid to Landlord as a result of that successful contest. Landlord shall join in any contest undertaken by Tenant in accordance with the foregoing at Tenant’s expense if the provisions of any law, rule or regulation at the time in effect require that the proceedings be brought by or in the name of Landlord. Notwithstanding anything in this Lease to the contrary, during any tax contest, Tenant agrees to comply with any jurisdictional requirements relating to payment before contest necessary to prevent a tax foreclosure.

(j)	Tenant will pay Base Rent and additional rent to Landlord at the address set forth in Section 35(j) or at such other address as Landlord may from time to time designate. Following Substantial Completion, Tenant’s obligation to pay Base Rent and other amounts under this Lease is independent of the performance by Landlord of its obligations under this Lease; provided, nothing in this sentence affects Tenant’s rights to set off under Section 25.
Section 5. Renewal of the Term.
(a)	Except as otherwise provided in Section 12, Tenant may renew the Term for two successive renewal terms (Renewal Terms) of 60 months each so long as this Lease is in full force and effect and Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of any obligation it undertakes under the terms of this Lease both at the time that Tenant exercises each renewal option and at the time the Renewal Terms commence. Tenant will exercise each renewal option, if at all, by delivering written notice (the Option Notice) to Landlord not less than two hundred seventy (270) days prior to the Expiration Date. The provisions of this Lease will govern the relationship between the parties during each Renewal Term, except that the Base Rent for each Renewal Term will be determined as provided below.

(b)	The annual Base Rent payable during each Renewal Term will be equal to 95% of the product of the Fair Market Rent (as defined below and as determined in accordance with the procedures described in this Section 5(b)) as of the date Tenant exercises its option to renew the Term for the ensuing Renewal Term times the Building Square Footage (or, if Tenant has exercised its Expansion Option under Section 12, times the sum of the Building Square Footage plus the number of rentable square feet in the Expansion). Initially Landlord will determine the Fair Market Rent by using its good faith judgment. Landlord will use its best efforts to provide written notice of its determination in that regard within 15 days after the date Tenant sends the Option Notice, but in no event later than 30 days after that date. Tenant will have a period (the Tenant Review Period) of 30 days following the date of its receipt of Landlord’s notice of the rent it proposes as the Fair Market Rent within which to accept Landlord’s proposal or to provide Landlord Tenant’s objections to Landlord’s proposal. If Tenant objects to Landlord’s initial proposal or fails to affirmatively accept that proposal in writing, the parties will use their best efforts to reach agreement with respect to the Fair Market Rent, but, if the parties fail to agree within 15 days after the expiration of the Tenant Review Period, determination of the Fair Market Rent will be made in accordance with the terms of Subsections 5(b)(i) through 5(b)(v) below. If Landlord fails to provide Tenant written notice of its initial proposal with respect to the Fair Market Rent within the 30-day period set forth above, Tenant may commence negotiations by providing the initial notice, in which event Landlord will have a period (the Landlord Review Period) of 30 days following the date of its receipt of Tenant’s notice of the rent it proposes as the Fair Market Rent within which to accept Tenant’s proposal or to provide Tenant Landlord’s objections to Tenant’s proposal. If Landlord objects to Tenant’s initial proposal or fails to affirmatively accept that proposal in writing, the parties will use their best efforts to reach agreement with respect to the Fair Market Rent, but, if the parties fail to agree within 15 days after the expiration of the Landlord Review Period, determination of the Fair Market Rent will be made in accordance with the terms of Subsections 5(b)(i) through 5(b)(v) below. If determination of the Fair Market Rent in accordance with the following procedures becomes necessary, each party will place in a separate sealed envelope its final proposal as to the Fair Market Rent that will apply during the ensuing Renewal Term.
(i)	The parties will meet within five business days after the expiration of the Tenant Review Period or the Landlord Review Period, whichever is applicable, exchange the sealed envelopes and open those envelopes in the presence of each other. If the parties do not agree upon the Fair Market Rent within 30 days following the date on which the exchange and opening of the envelopes occur, Tenant may rescind its exercise of the option to renew the Term by the delivery of written notice to Landlord prior to the expiration of that 30-day period. If the parties do not agree upon the Fair Market Rent within that 30-day period and if Tenant fails to rescind its exercise of the option to renew the Term in accordance with the foregoing terms of this subsection (i), then the parties will jointly appoint a single arbitrator within the period that expires 40 days following the date on which the exchange and opening of the envelopes occur. The arbitrator must be a real estate broker who, as his or her primary livelihood, has been active in the leasing of commercial properties in Dallas County, Texas, during the 10-year period preceding the date of his or her appointment. Neither Tenant nor Landlord may select as an arbitrator any broker or firm to whom it has paid commissions or fees in the three year period prior to the proposed engagement. Prior to the arbitrator’s appointment, neither party will reveal to prospective arbitrators under consideration by the parties its opinion regarding the Fair Market Rent. The sole issue submitted to the arbitrator for determination will be which party’s final proposal regarding the Fair Market Rent is closest to the actual Fair Market Rent, as independently determined by the arbitrator.

(ii)	Within 30 days after the date of his or her appointment, the arbitrator will give the parties written notice of its determination as to which of the parties’ final proposals regarding the Fair Market Rent will apply during the ensuing Renewal Term.

(iii)	The decision of the arbitrator is final and binding on the parties.

(iv)	If the parties fail to agree upon the appointment of an arbitrator within the time specified above, that appointment will be made by the Dallas Office of the American Arbitration Association.

(v)	The parties will share the cost of the arbitration equally.
(c)	Fair Market Rent means the annual rental rate per square foot that comparable buildings located in the same market area as the Building and that are comparable in size, design, and quality to the Building would accept in comparable transactions involving a tenant whose creditworthiness is comparable to that of Tenant and whose other obligations under the lease would be comparable to those undertaken by Tenant in this Lease. In any evaluation of comparable transactions, the arbitrator will consider the annual rental rates per square foot, the use to which the tenant puts the leased premises, the extent of the tenant’s liability for the performance of the covenants set forth in the lease, abatement provisions reflecting free rent or no rent during the period of construction or subsequent to the commencement date as to the building in question, brokerage commissions, if any, that would be payable by the landlord, length of the lease term, size and location of premises being leased, building standard work letter or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for those comparable transactions. The intent is that Tenant will obtain the same rent and other economic benefits that a landlord would otherwise give in a comparable transaction and that Landlord will make and receive the same economic payments and concessions that other landlords would otherwise make and receive in comparable transactions.
Section 6. Use.
Tenant may use the Premises for any lawful use. It is intended that Tenant will initially use the Premises for general offices, telecommunications, computer and data support functions, or other purposes consistent with the character of the Building and for lawful purposes related to Tenant’s business and in compliance with all Legal Requirements (Intended Use).
Section 7. Alterations.
(a)	During the Term, Tenant shall not make structural exterior alterations to the Premises (including, without limitation, alterations to the MEP systems serving the Building (Structural Alterations) without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant must provide Landlord with a complete set of plans for any proposed Structural Alterations. Tenant shall construct all Structural Alterations in substantial accordance with the approved plans. Notwithstanding the preceding, Tenant will have the right, without Landlord’s consent, to make non-structural alterations (Non-Structural Alterations) to the interior of the Premises. In making any Structural Alterations,

Tenant shall notify Landlord at least 30 days prior to commencement of construction; and in making any Structural or Non-Structural Alterations, Tenant shall comply with all Legal Requirements and perform same in a good and workmanlike manner. Tenant shall promptly deliver to Landlord complete and accurate as-built plans for any Structural Alterations. In the event that Tenant’s Non-Structural Alterations consists of moving interior partitions, Tenant shall so notify Landlord; upon Landlord’s written request, Tenant shall provide as-built plans for the relocation of such interior partitions.

(b)	Tenant’s trade fixtures, furnishings and equipment in the Premises will remain Tenant’s property for all purposes and Tenant may remove them at its option and expense at any time on or before the Expiration Date. Upon the expiration of the Term or any earlier termination of this Lease, Tenant shall surrender the Premises in good condition and repair, except for ordinary wear and tear, casualty damage, and damage that Landlord has the obligation to repair under the terms of this Lease. The foregoing covenant does not obligate Tenant to remove Structural or Non-Structural Alterations or other leasehold improvements made with respect to the Premises. All Tenant Improvements and other property of Tenant not timely removed from the Premises shall become part of the Premises and will remain with the Premises upon the expiration of the Term or any earlier termination of this Lease.

(c)	Tenant shall defend, indemnify and save harmless Landlord against any and all mechanic’s and other liens filed arising out of any work performed, materials furnished or obligations incurred in connection with Structural or Non-Structural Alterations. If Tenant does not procure the satisfaction or discharge of all liens for which Tenant is responsible hereunder as and when required by this Lease, by bonding, payment or otherwise Landlord may, upon 30 days’ prior written notice to Tenant, pay the amount of any lien or discharge the same by deposit or, alternatively, by bond or in any manner according to law, together with reasonable expenses incurred by Landlord, including all reasonable legal fees and such expenses shall be payable by Tenant as additional rent hereunder within 30 days after demand.
Section 8. Maintenance of Premises.
(a)	During the Term, Landlord shall maintain only the following in good condition at its expense: the structure of the Building, including, without limitation the roof, roof membrane, foundation, floor slab, and load-bearing and exterior walls (the Structural Components). If, in order for a Structural Component of the Building to remain in good condition, replacement of that component becomes necessary, Landlord’s obligation with respect to that Structural Component includes the obligation to replace it.

(b)	Landlord shall accomplish all maintenance for which it is responsible as soon as practicable following receipt of notice from Tenant. If a hazardous or emergency situation exists, however, Landlord shall have the maintenance performed as soon as possible.

(c)	Except as otherwise provided in this Lease, Tenant shall during the Term maintain in good condition and repair at all times at its expense the Premises and the systems serving the Premises. Moreover, during the entire Term, Tenant must keep the parking areas clean and in good condition and repair, water the landscape plantings situated on the Land at suitable intervals, and maintain in force service contracts providing for the routine repair and maintenance of the HVAC and other Building systems serving the Premises (each, a Maintenance Contract). Promptly after receipt thereof, Tenant shall furnish to Landlord a copy of each Maintenance Contract (and each renewal thereof) and a copy of each service report received by Tenant under any Maintenance Contract. Tenant’s obligations include necessary replacements of the landscaping, parking areas, driveways, sidewalks, stairs, elevators, loading dock, dock door, and leveler, and related facilities, and the HVAC and other systems serving the Premises and all Tenant Improvements.
(i)	With respect to any proposed replacement of any portion of the HVAC system (HVAC Replacement) during the last two (2) years of the Initial Term or any Renewal Term of this Lease:
(A)	Tenant must give Landlord written notice of the need for the HVAC Replacement at least 30 days prior to commencing the HVAC Replacement, which notice must include:
(I)	a detailed estimate from the service provider under the Maintenance Contract for the HVAC system of the cost to repair the HVAC system (or the applicable part thereof) without replacing it; and

(II)	bids for the cost of the HVAC Replacement from at least three (3) reputable HVAC providers approved by Landlord; and
(B)	Landlord must give its prior written consent to the HVAC Replacement and the HVAC provider who will install the HVAC Replacement, which consent may not be unreasonably withheld, conditioned, or delayed.
If Landlord does not consent to the HVAC Replacement within ten (10) days after receipt of Tenant’s notice, and Tenant nevertheless proceeds with such HVAC Replacement, then Tenant may elect to submit to binding arbitration as provided in Section 41 below the question whether Tenant’s decision to proceed with the HVAC Replacement rather than repairing the applicable portion(s) of the HVAC system (HVAC Replacement Decision) was reasonable.

(ii)	If Landlord consents to an HVAC Replacement (or if Landlord does not consent to the HVAC Replacement, Tenant elects to proceed with the HVAC Replacement and to submit its HVAC Replacement Decision for arbitration under Section 41, and the arbitrator decides in favor of Tenant) during the last two (2) years of the Initial Term or any Renewal Term and Tenant does not exercise its option for an available Renewal Term under Section 5, then, within 30 days after the expiration of the Term, Landlord shall reimburse Tenant an amount determined by multiplying the out-of-pocket cost incurred by Tenant for the HVAC Replacement by a fraction whose denominator is the useful life (Useful Life) of the HVAC Replacement, as determined in accordance with generally accepted accounting principles (stated in years), and whose numerator is the Useful Life minus the number of full or partial years remaining in the Initial Term or Renewal Term, as applicable, at the time such HVAC Replacement occurs (plus simple interest on the portion of the HVAC Replacement for which Landlord is responsible at the rate of eight percent (8%) per annum from the date that the HVAC Replacement expense was incurred), subject to the following conditions:
(A)	Tenant must have obtained and continued in effect at all times during the Term a Maintenance Contract for the HVAC;

(B)	Tenant must not be in default under this Lease beyond any applicable notice and cure period at the time of reimbursement;

(C)	Tenant must provide Landlord with copies of paid receipts evidencing the payment of the costs for the HVAC Replacement; and

(D)	Landlord may set off against its reimbursement amount any outstanding amounts owed by Tenant to Landlord under this Lease.
E.G., if we assume that Tenant makes an HVAC Replacement at any time during the last year of the Initial Term, Tenant is entitled to reimbursement under this Subsection 8(c)(ii), the Useful Life is determined to be nine years, and the cost of the HVAC Replacement is $500,000, then Landlord’s reimbursement to Tenant will be $444,444 [$500,000 times 8/9], plus simple interest at the rate of eight percent (8%) per annum on the portion of the HVAC Replacement for which Landlord is responsible from the date that the HVAC Replacement expense was incurred.

(iii)	If Landlord consents to an HVAC Replacement at any time during the last two (2) years of the Initial Term or any Renewal Term (or if Landlord does not consent to the HVAC Replacement, Tenant elects to proceed with the HVAC Replacement and to submit its HVAC Replacement Decision for arbitration under Section 41, and the arbitrator decides in favor of Tenant) and Tenant thereafter exercises its Option for an available Renewal Term or Renewal Terms, then at the expiration of the last of such exercised Renewal Terms, Landlord shall reimburse Tenant an amount determined by multiplying the out-of-pocket cost incurred by Tenant for the HVAC Replacement by a fraction whose denominator is the Useful Life of the HVAC Replacement and whose numerator is the Useful Life minus the number of full or partial years which have elapsed since the time the HVAC Replacement occurred plus interest at the rate of eight percent (8%) per annum on the portion of the HVAC Replacement for which Landlord is responsible from the date that the HVAC Replacement expense was incurred.

(d)	At Tenant’s request, during the first Lease Year of the Term, Landlord agrees, at no out of pocket cost to Landlord, to assist Tenant in obtaining and coordinate maintenance providers for the Premises.

(e)	Landlord or Tenant, after providing the other party 30 days’ written notice, may perform any obligation the other party (the Non-Performing Party) is required to perform pursuant to this Section 8 but has failed to perform on behalf of such Non-Performing Party, and the Non-Performing Party shall pay to the party performing such obligation (the Performing Party) within 30 days after the date of the Non-Performing Party’s receipt of the Performing Party’s invoice the full amount of the reasonable costs and expenses the Performing Party incurs to perform such obligations, together with the amount of any reasonable legal fees the Performing Party incurs in instituting, prosecuting or defending any action or proceeding by reason of any default in respect of any such obligation, except that the Performing Party shall have no right to perform such obligation if such obligation requires more than 30 days to perform and the Non-Performing Party has commenced performance of the obligation within the 30-day period and is diligently pursuing performance of that obligation. The foregoing in no way eliminates Landlord’s obligation to promptly perform repairs involving hazardous or emergency situations, as further set forth in Section 8(b) above, and Tenant’s corresponding right of self-help if Landlord fails to do so as more specifically provided in Section 25(a) below.
Section 9. Utilities.
Tenant shall contract for and pay for all utilities and other services furnished to the Premises commencing on the date Landlord substantially completes construction of the Landlord Improvements.
Section 10. Satellite Dish.
Tenant has the right to use portions of the roof area of the Building, or such other locations on the Land, as Tenant may reasonably select and Landlord approves (provided Landlord’s approval shall not be unreasonably withheld, conditioned, or delayed) and as Legal Requirements permit, for the installation, operation, maintenance, security, repair, and replacement of antennae and satellite dishes serving the Premises and related cable connections (the Telecommunications Equipment), as well as for access to risers. Tenant’s use of the Premises in respect to the Telecommunications Equipment is subject to such reasonable rules as Landlord may from time to time designate and to the following additional conditions: (i) Tenant is solely responsible for the installation, maintenance, repair, operation, and replacement of the Telecommunications Equipment, (ii) Tenant must install screening around the Telecommunications Equipment to the extent required by Legal Requirements, and (iii) any roof penetrations necessary to install the Telecommunications Equipment shall be made so as not to invalidate or void the roof warranty including using designated contractors, if required as a condition of such compliance with the roof warranty. On or before the Expiration Date or within 30 days after the earlier termination of this Lease, Tenant shall remove the Telecommunications Equipment and repair any damage to the Premises that the removal causes. Tenant shall pay Landlord within 30 days after Landlord’s demand the cost of repairing any damage to the Premises arising from the removal and restoration.

Section 11. Signs and Flagpoles.
Tenant has the exclusive right to place exterior signs and flagpoles on the Premises subject only to any restrictions applicable by virtue of Legal Requirements, other than temporary for sale or for rent signs installed by Landlord. Tenant shall maintain its signs in good condition and shall remove them and repair any damage to the Premises the removal causes on or before the Expiration Date or within 30 days after any earlier termination of this Lease.
Section 12. Expansion Option.
(a)	Subject to Section 12(b), if (i) Tenant is not in default beyond all applicable grace, notice and cure periods in respect of the performance of its obligations arising under the terms of this Lease, (ii) this Lease is in full force and effect in accordance with its terms, (iii) the Initial Term has not been terminated, (iv) the total stockholder equity of Guarantor (as defined in Section 38) is not less than $500 Million, and (v) its ratio of current assets to current liabilities is not less than 1.0 (taking into account available proceeds under any credit facility in place at the time in question), then Tenant has the option (the Expansion Option) to lease an addition to the Building (the Expansion) that Landlord will erect in order to enlarge the floor area of the Building. For purposes of calculating the Guarantor’s total stockholder equity and current ratio, its most recent published annual report or 10Q on file with the Securities and Exchange Commission shall be used.

(b)	If Tenant exercises the Expansion Option during the first Lease Year, the Expansion must be for at least 20,000 rentable square feet, the Annual Base Rent for the Expansion will be the same as the Annual Base Rent (on a per square foot basis) for the initial Premises, the term for the Expansion shall end conterminously with the term of the lease for the Initial Premises and all other terms of this Lease will remain the same.

(c)	If Tenant exercises the Expansion Option after the first Lease Year, the initial Term for the initial Premises will automatically be extended so that the initial Term with respect to the initial Premises and the Expansion are coterminous and last for 12 years from the Expansion Commencement Date (as defined below). Other than the Base Rent, the terms of this Lease with respect to the initial Premises during the balance of the 12-year term will remain as stated in this Lease. The Base Rent payable by Tenant with respect to the initial Premises will remain in effect until the Expiration Date for the Expansion, with the Annual Base Rent increasing by 6.12% on the first day of the 13th Lease Year (based in the initial Term) and on the first day of each succeeding fourth Lease Year (i.e., 16th, 20th, etc.).

(d)	If Tenant exercises the Expansion Option for an Expansion which would exceed 25,000 rentable square feet, then:
(i)	Landlord is not required to construct any Expansion if (x) the size of the Expansion would cause the expanded Premises not to comply with all applicable laws, ordinances, and codes, including, without limitation, parking code requirements, or (y) the expanded Premises is not, in

Landlord’s sole opinion, marketable to a replacement tenant or tenants. If this Subsection 12(d)(i) is applicable, then Landlord shall promptly so notify Tenant. Notwithstanding the foregoing, if Landlord notifies Tenant that Subsection 12(d)(i)(y) is applicable, then Tenant may notify Landlord within 10 business days after receipt of Landlord’s notice that Tenant elects to reduce the size of the Expansion to 25,000 rentable square feet or less and Landlord will proceed with the construction of the Expansion under this Section 12.

(ii)	If Subsection 12 (d)(i) is not applicable, then Landlord shall notify Tenant of the parking ratio which it will provide for such Expansion and the overall parking ratio for the Building, as expanded; and Tenant may elect to reduce the size of such Expansion after review of such parking ratios.
(e)	If Tenant exercises the Expansion Option by giving written notice of exercise to Landlord, then, subject to Subsection 12(d)(i):
(i)	The parties will promptly enter in good faith into an agreement whereby (x) Landlord agrees to construct the Expansion within 12 months or less after the execution of such agreement, (y) the parties agree to increase the Base Rent for the Expansion in the manner as set forth in this Section 12, payable during the period from the date Landlord substantially completes construction of the Expansion (the Expansion Commencement Date) and that ends at 11:59 p.m. (Dallas, Texas local time) on either the day prior to the 12th anniversary of the Expansion Commencement Date, if the Expansion Commencement Date occurs on the first day of a calendar month, or on the day prior to the 12th anniversary of the first day of the first full month following the calendar month in which the Expansion Commencement Date occurs, if the Expansion Commencement Date does not occur on the first day of a month, whichever is applicable (the Expansion Term).

(ii)	Landlord shall construct the Expansion on the same terms as for the construction of the Landlord Improvements (except for Base Rent as specified in this Section 12), granting Tenant the same Tenant Allowances included in this transaction (on a per rentable square foot basis), except as otherwise specified in Exhibit D.

(iii)	If Tenant exercises the Expansion after the first Lease Year, the Base Rent for the Expansion will be the amount determined by multiplying the Expansion Construction Costs by the sum of (A) the interest rate on 10-year U.S. Treasury Bills as of the Expansion Commencement Date plus (B) 400 basis points. Within 30 days following Landlord’s substantial completion of the construction of the Expansion, Landlord shall furnish to Tenant a detailed itemization of the costs by major construction trade (the Expansion Construction Costs) that Landlord incurred in connection with the design and construction of the Expansion and copies of invoices, statements, contracts, subcontracts, and other information that Tenant may reasonably request in order to confirm the accuracy of Landlord’s itemization.

(iv)	Landlord shall construct the Expansion in accordance with the Outline Specifications and as specified in Section 2 for the initial Building. Landlord shall solicit bids from at least three contractors appearing on a list of contractors jointly developed and mutually approved by the parties. Landlord shall award the contract for the construction of the Expansion to the lowest qualified bidder, subject to Tenant’s approval, which will not be unreasonably withheld, conditioned, or delayed. Within sixty (60) days after Tenant exercises the Expansion Option, Landlord shall provide Tenant with an estimate of the Expansion Construction Costs and a proposed construction schedule. If Tenant determines in its sole discretion that the cost to construct the Expansion is too high, or that the construction schedule is unacceptable, Tenant may elect to nullify its election to exercise the Expansion at any time prior to Tenant’s written approval of the construction budget for the Expansion. If, within sixty (60) days after the estimate of Expansion Construction Costs and the construction schedule has been received by Tenant, Tenant fails either to approve the estimate of the Expansion Construction Costs and the construction schedule or to commence discussions with the Landlord to value engineer the estimate of Expansion Construction Costs and/or to refine the construction schedule, then Tenant shall be deemed to have nullified its election to exercise the Expansion Option.

(v)	On or about the date that Landlord substantially completes the construction of the Expansion, Landlord will cause its architect to determine the rentable square footage of the Expansion (in accordance with BOMA ANSI Z65.1-1996, for a single tenant building), and the parties will promptly execute and deliver an amendment to this Lease that confirms the addition of the Expansion to the Premises, the Expansion Commencement Date, and the Base Rent that will be payable through the Expiration Date with respect to the Expansion and the initial Premises.

(vi)	As a condition precedent to Landlord’s obligation to construct the Expansion, Guarantor shall confirm in writing to Landlord that its Lease Guaranty, attached hereto as Exhibit I, applies to Tenant’s lease obligations for the Expansion Premises pursuant to the Expansion Agreement (as such terms are hereinafter defined).

(vii)	Landlord shall cause the Expansion to be constructed and substantially completed and the Expansion premises (the Expansion Premises) to be delivered to Tenant in broom clean condition in accordance with all applicable laws on or before three hundred sixty five (365) days from the execution and delivery of the agreement described in Section 12(d) (the Expansion Agreement). If substantial completion and tender of possession of the Expansion Premises to Tenant does not occur by the following dates, each of which is subject to extension by one day for each day of Excused Delays, but not more than one hundred eighty (180) days in the aggregate for all Excused Delays, other than days of Tenant Delay which shall not be so limited):
(A)	365 days from the execution of the Expansion Amendment, then commencing on the Expansion Commencement Date Tenant will receive one day of free Base Rent (for the Expansion Premises only) for each day of delay through the 425th day after the execution of the Expansion Amendment.

(B)	the 426th day after the execution of the Expansion Amendment, then commencing on the Expansion Commencement Date Tenant will receive three days of free Base Rent (for the Expansion Premises only) for each day of delay thereafter; and

(C)	the 445th day after the execution of the Expansion Amendment, then Tenant may, at its option by giving notice to Landlord at any time thereafter until Landlord substantially completes the Expansion Premises, elect to take over completion of the Expansion in which event Tenant shall be entitled to a credit against Base Rent for all reasonable costs incurred by Tenant in completing the Expansion.
(f)	In lieu of exercising the Expansion Option, Tenant may, at its sole cost and expense, elect to construct an Expansion. If Tenant elects to construct an Expansion, then:
(i)	The design and construction plans for the Expansion shall be subject to Landlord’s approval, not to be unreasonably withheld.

(ii)	Tenant shall cause the Expansion to be constructed in a good and workmanlike manner and in accordance with all applicable laws and the approved plans. Subsections 2(n),(o) and (p) of this Lease shall apply to the construction of the Expansion by Tenant or its contractor(s).

(iii)	On or about the date that Tenant substantially completes the construction of the Expansion, Landlord will cause its architect to determine the rentable square footage of the expansion (in accordance with BOMA ANSI 265.1-1996 for a single tenant building).

(iv)	The term of the Lease shall not be extended.

(v)	Base Rent shall not be increased.

(vi)	Tenant shall modify its property insurance to include builder’s risk insurance as reasonably required by Landlord.
(g)	Upon completion and acceptance by Tenant of same, the Expansion Premises shall be deemed to be part of the Building and the Premises, and shall be owned by the Landlord.
Section 13. Landlord’s Right of Access.
(a)	Landlord and its authorized representatives have the right to enter the Premises during Tenant’s regular business hours for the purpose of (i) determining whether the Premises are in good condition and whether Tenant is complying with its obligations arising under the terms of this Lease, and (ii) performing any maintenance or repairs for which Landlord is responsible under the terms of this Lease. Landlord has the right to enter the Premises at all times without notice in the event of an emergency or for the purpose of making emergency repairs; under other circumstances, Landlord must give Tenant written notice of Landlord’s intended entry at least 48 hours in advance of that entry.

(b)	Landlord shall conduct its activities in the Premises in a manner that will cause a minimum of interference with Tenant’s business operations.
Section 14. Tenant’s Indemnity.
Except as provided in Section 17, Tenant shall indemnify, defend, and hold Landlord harmless from and against all claims, actions, demands, judgments, damages, liabilities and expenses, including reasonable legal fees, that may be asserted against Landlord or that Landlord may sustain by virtue of the occurrence of the death of or bodily injury to any person or the loss of, damage to, or destruction of, any property arising from Tenant’s use of the Premises or from the negligent or intentional acts or omissions of Tenant, or any of its representatives, agents, employees, contractors or invitees, including, without limitation, any tenant delays or any failure by tenant to perform its maintenance obligations under section 8(c) or any damage to any structural components caused by tenant, its contractors, agents, employees or representatives that increase the landlord’s cost of performing its obligations under section 8(a), except to the extent the claims, actions, demands, judgments, damages, liabilities or expenses arise from the intentional or negligent acts or omissions of Landlord or any of its representatives, agents, employees, contractors or invitees. Tenant’s obligations under this Section 14 apply regardless whether Landlord was concurrently negligent (whether active or passive), it being agreed by the parties that in the even of concurrent negligence Tenant’s respective liability will be determined in accordance with principles of comparative negligence.
Section 15. Landlord’s Indemnity.
Except as provided in Section 17, Landlord shall indemnify, defend, and hold Tenant harmless from and against all claims, actions, demands, judgments, damages, liabilities and expenses, including reasonable legal fees, that may be asserted against Tenant or that Tenant may sustain by virtue of the occurrence of the death of or bodily injury to any person or the loss of, damage to, or destruction of any property arising in connection with any latent or patent defect in the condition of the Premises existing as of the Commencement Date, or arising from the negligent or intentional acts or omissions of Landlord, or any of its representatives, agents, employees, contractors or invitees, except to the extent any such claims, actions, demands, judgments, damages, liabilities or expenses arise from the intentional or negligent acts or omissions of Tenant or any of its representatives, agents, employees, contractors or invitees. Landlord’s obligations under this Section 15 apply regardless whether Tenant was concurrently negligent (whether active or passive), it being agreed by the parties that in the even of concurrent negligence Landlord’s respective liability will be determined in accordance with principles of comparative negligence.

Section 16. Insurance.
(a)	Commencing on the date (the Insurance Commencement Date) which is the latter of (i) Substantial Completion and (ii) delivery of the Landlord Improvements to Tenant, and continuing for the balance of the Term, Tenant shall provide and maintain a “special form” insurance policy (including fire and standard extended coverage perils, leakage from fire protective devices and other water damage) covering loss or damage to the Landlord Improvements and the Tenant Improvements (including, without limitation, the Expansion Premises and any alterations made to the Premises from time to time) on a full replacement cost basis, excluding excavations, footings and foundations and providing for a deductible of no greater than $100,000.00; provided, while Tenant is constructing the Tenant Improvements, the policy must include builder’s risk coverage on a completed value basis. In the event of a casualty, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment shall be treated in the same manner as insurance proceeds. Tenant shall provide and maintain throughout the Term, at its expense, such property insurance covering Tenant’s machinery, equipment, furniture, fixtures, personal property (including also property under the care, custody, or control of Tenant) and business interests which may be located in, upon or about the Premises in such amounts as Tenant may from time to time deem prudent. Tenant shall cause all such property policies to permit Tenant’s waiver of claims against Landlord under Section 17 for matters covered thereby. Tenant shall cause Landlord and its lender holding a first lien against the Premises (if Landlord has notified Tenant of the name and address of its lender) to be named as additional insureds, as their interests may appear, and shall cause the coverage to continue for Landlord’s benefit notwithstanding any act or omission on Tenant’s part.

(b)	Commencing on the Insurance Commencement Date and continuing for the balance of the term, Tenant shall provide and maintain the following insurance, in the amounts specified below:
(i)	bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $5,000,000.00; such insurance will be on a commercial general liability form including, without limitation, personal injury and assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in Section 14; Tenant shall cause Landlord and its lender to be named as an additional insureds under such liability insurance and shall cause such coverage to include cross liability and severability of interests clauses and, unless otherwise approved in writing by Landlord, to have a deductible of $25,000.00 or less and no retention or self-insurance provision;

(ii)	worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the Sate of Texas and employers’ liability insurance in the limit of $100,000/500,000/100,000 (provided that Tenant may self-insure this obligation pursuant to a program of self-insurance); and

(iii)	if Tenant operates owned, hired or nonowned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000.00 combined bodily injury and property damage.
(c)	All insurance required to be maintained by Tenant pursuant to this Section 16 must be maintained with insurers licensed to do business in the State of Texas and having a Best’s Key Rating of at least A-:IX. Tenant shall provide to Landlord, on or before the Insurance Commencement Date and at least 10 days before the expiration date of expiring policies, such copies of either current policies or certificates as many be reasonably required to establish that the insurance coverage required by this Section 16 is in effect from time to time and that the insurer(s) have agreed to give the other party at least 30 days notice prior to any cancellation of, or material modification to, the required coverage. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. Tenant shall cause all commercial general liability and property policies maintained by Tenant to be written as primary policies, not contributing with and not supplemental to any coverage that Landlord may carry.

(d)	Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket insurance so long as (i) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease.

(e)	If Tenant fails to obtain the insurance coverage, as set forth in this Section 16 and does not cure its failure within 10 days after written notice from Landlord, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall pay, as additional rent, the reasonable cost thereof.
Section 17. Waiver of Subrogation.
Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant waive and release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise from any and all liability for any loss or damage to the property of the releasing party to the extent that the releasing party’s loss or damage is coverable under commercially available all risk property insurance policies, even if the loss or damage or legal liability is caused by or results from the fault or negligence of the other party or anyone for whom the other party may be responsible and even if the releasing party is self-insured or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Landlord and Tenant will each look solely to their respective insurance carriers for recovery against any such loss or damage or legal liability, without its insurance carriers having any rights or subrogation against the other party.

Section 18. Casualty.
(a)	If damage caused by a fire or other casualty renders the Building fully or partially untenantable, neither the Base Rent nor any other amounts payable under this Lease will abate for the period during which the Building is wholly or partially untenantable. Tenant shall cause its insurance carriers to pay to Landlord all insurance proceeds for the Landlord Improvements and the Tenant Improvements.

(b)	If a fire or other casualty renders the Premises untenantable, in whole or in part, and the estimated time for the restoration of the Landlord Improvements and the Tenant Improvements exceeds the period that will expire on the date that is 270 days after the date of the occurrence of the fire or casualty, Tenant may terminate this Lease by the delivery of written notice to Landlord within 15 days following the date on which Landlord notifies Tenant of the estimated time for the restoration of the Landlord Improvements and the Tenant Improvements. Landlord must provide that estimate within 60 days following the date of the casualty. If a termination of this Lease does not occur in accordance with the foregoing provisions of this Section 18(b), but Landlord fails to complete the restoration of the Landlord Improvements and the Tenant Improvements by the date that is 60 days after the date of the expiration of the period within which Landlord estimated the restoration would be completed, Tenant may, notwithstanding anything in this Lease to the contrary, terminate this Lease by the delivery of written notice to Landlord at any time following the expiration of that 60-day period, but prior to the date on which Landlord completes the restoration of the Landlord Improvements and the Tenant Improvements. If a termination of this Lease occurs in accordance with the terms of this Section 18, then Tenant shall cause its insurance carriers to pay to Landlord all proceeds payable in respect of the insurance that Tenant maintains in accordance with the terms of Section 16(a) allocable to the Landlord Improvements and the Tenant Improvements to the extent not previously disbursed to Landlord in connection with the restoration of the Landlord Improvements and the Tenant Improvements. Excusable Delays shall not extend any of the time periods set forth in this Section 18(b) for more than one hundred eighty (180) days in the aggregate.

(c)	If fire or other casualty damages the Premises and a termination of this Lease does not occur, so long as Tenant is not in default beyond all applicable grace, notice and cure periods under the terms of this Lease, Landlord shall restore the Landlord Improvements and the Tenant Improvements to substantially the condition that existed prior to the occurrence of the fire or other casualty; provided, however, that with respect to the Tenant Improvements, Landlord shall only be obligated to restore the Tenant Improvements to the condition reflected in the most recent as-built plans for the Tenant Improvements in Landlord’s possession, unless the casualty occurs prior to completion of the Tenant Improvements, in which event, Landlord shall restore the Tenant Improvements in substantial accordance with the Final Tenant Improvements Plans and Specifications. Landlord and Tenant shall each pursue such restoration with diligence and continuity upon and subject to receipt of the insurance proceeds with the understanding that Tenant shall cause its insurance carriers to pay to Landlord disbursements of the proceeds payable in respect of the insurance Tenant maintains in accordance with the terms of Section 16(a) above as restoration progresses in order to reimburse Landlord for the costs Landlord reasonably incurs in connection with the restoration of the Landlord Improvements and the Tenant Improvements. In completing the restoration, Landlord and Tenant shall each comply with all applicable Legal Requirements. In performing their respective restoration obligations, Landlord and Tenant must each restore their respective portions of the Premises so that they comply with Legal Requirements applicable at the time of the restoration and not just the Legal Requirements that were applicable at the time of original construction of the Premises. If the aggregate amount of those insurance proceeds allocable to the Landlord Improvements and the Tenant Improvements exceeds the aggregate amount of the costs Landlord reasonably incurs in connection with the restoration of the Landlord Improvements and the Tenant Improvements, Tenant is entitled to the excess. Tenant is responsible for any excess costs incurred by Landlord in restoring the Landlord Improvements and the Tenant Improvements.
Section 19. Condemnation.
(a)	If any part of the Premises is taken for public use by condemnation, eminent domain or other similar action and the taking materially and adversely affects Tenant’s operations in the Building, Tenant may immediately terminate this Lease by delivering notice to Landlord.

(b)	If any part of the Premises is taken and Tenant does not terminate this Lease, Base Rent and additional rent required by virtue of Section 4(g) will abate for the balance of the Term in proportion to the diminished utility of the Premises in the conduct of Tenant’s business taken, and Landlord shall restore the remainder of the Premises at its expense as necessary to render them suitable for Tenant’s use, so long as Tenant is not in default under the terms of this Lease beyond all applicable grace, notice and cure periods.

(c)	All condemnation awards made with respect to Landlord’s reversionary and leasehold interests in the Premises will be the exclusive property of Landlord, but Tenant reserves the right to bring an action in its own name for its loss of business and moving expenses, as well as any other damages that Tenant may recover as a result of the condemnation action, provided such action does not reduce the amount of the award otherwise recoverable from the condemning authority by Landlord.
Section 20. Compliance with Environmental Laws.
(a)	Landlord warrants and represents to Tenant that, to Landlord’s knowledge, the Land and the Landlord Improvements are, and covenants that upon the Commencement Date will be, in full compliance with all applicable environmental laws, rules, requirements, orders, directives, ordinances and regulations of the United States of America or any state, city or municipal government or other lawful authority having jurisdiction over the Premises (collectively Environmental Laws). If there is an Environmental Report, Landlord shall deliver a copy thereof to Tenant. Except as set forth in Section 20(c), Landlord shall take at its expense all action necessary, including all remediation and clean up work, to ensure that the Premises comply at all times with all Environmental Laws and that the Premises are safe for use and occupancy at all times.

(b)	Except as set forth in Section 20(c), Landlord shall defend, indemnify and save Tenant and its directors, officers, agents, employees and contractors harmless from and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitation, sums paid on settlement of claims, reasonable legal fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain in connection with any failure of the Landlord Improvements to comply with Environmental Laws or in connection with any environmental condition affecting the Premises not caused by Tenant’s use and occupancy of the Premises or the construction and maintenance of the Tenant Improvements.

(c)	Except as provided in Sections 20(a) and 20(b) above, Tenant shall timely comply at its cost and expense with all rules, requirements, orders, directives, ordinances and regulations applicable to Tenant’s use and occupancy of the Premises or the construction and maintenance of the Tenant Improvements, including, without limitation, the Environmental Laws, and shall defend, indemnify and hold Landlord and its partners and their respective members, directors, officers, agents, employees, and contractors harmless from and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitation, sums paid on settlement of claims, reasonable legal fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain by virtue of any environmental condition that Tenant’s use and occupancy of the Premises or the construction and maintenance of the Tenant Improvements causes and the continued existence of which violates the Environmental Laws.

(d)	Notwithstanding the foregoing apparently to the contrary, if any environmental condition encompassed within this Section 20 and not attributable to Tenant’s use and occupancy of the Premises or the construction and maintenance of the Tenant Improvements is not susceptible to being corrected within 180 days after the date of its discovery or if Landlord fails within 180 days after the date of its discovery to correct a condition that is susceptible to being corrected within that period of time, Tenant may terminate this Lease by the delivery of written notice to Landlord at least 30 days in advance of the effective date of termination specified in that notice. Further, if the correction of any environmental condition not attributable to Tenant’s use and occupancy of the Premises or the construction and maintenance of the Tenant Improvements partially or totally impairs Tenant’s use of the Premises, Tenant’s obligation to pay Base Rent will abate during the period the corrective activity takes place in proportion to the diminished utility of the Premises in the conduct of Tenant’s business.

(e)	The indemnities of Landlord and Tenant contained in this Section 20 will not extend to loss of business, lost rentals, diminution in property value, or incidental, indirect or consequential damages.

(f)	The provisions of this Section 20 survive the expiration of the Term or the earlier termination of this Lease.

(g)	Tenant shall not cause or permit any Hazardous Substances, as defined below to be brought upon, kept or used in or about the Premises or the Building, without the prior written consent of Landlord, which consent is in Landlord’s sole discretion; but Landlord’s consent is not required for the use at the Building of cleaning supplies, toner for photocopying machines, and other similar materials, in containers and quantities reasonably necessary for and consistent with normal ordinary use by Tenant at the Building.
(h)	Hazardous Substance(s) shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws or that have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.
Section 21. Compliance with Public Accommodation Laws.
(a)	Landlord warrants that, when constructed, the Landlord Improvements will comply with all applicable laws, regulations, and building codes governing nondiscrimination in commercial facilities (Public Accommodation Laws), including, without limitation, the requirements of the Americans with Disabilities Act (42 U.S.C. § 12101) and all rules and regulations made on the basis of authority granted in that Act, and covenants that the portions of the Landlord Improvements Landlord is required to maintain under Section 8(a) will remain in compliance with all Public Accommodation Laws throughout the Term.

(b)	Tenant warrants that, when constructed, the Tenant Improvements will comply with all Public Accommodation Laws, and covenants that the Tenant Improvements and all portions of the Landlord Improvements Tenant is required to maintain under Section 8(c) will remain in compliance with all Public Accommodation Laws throughout the Term.

(c)	Landlord shall promptly complete any and all alterations, modifications or the Landlord Improvements, including, without limitation, remodeling, renovation, rehabilitation, reconstruction, changes or rearrangements in structure and changes or rearrangements in wall configuration or full-height partitions, that are or become necessary with respect to the Landlord Improvements in order to comply with all Public Accommodation Laws. Tenant shall promptly complete any and all alterations, modifications or the Tenant Improvements, including, without limitation, remodeling, renovation, rehabilitation, reconstruction, changes or rearrangements in structure and changes or rearrangements in wall configuration or full-height partitions, that are or become necessary in order to comply with all Public Accommodation Laws with respect (i) to the Tenant Improvements for any reason or (ii) to the Premises solely because of Tenant’s particular use of the Premises.

(d)	Landlord shall use commercially reasonable efforts to accomplish any and all alterations, modifications or improvements undertaken in accordance with this Section 21 in a manner that will not substantially interfere with Tenant’s use or possession of the Premises.

Section 22. Landlord’s Warranties.
     Landlord represents and warrants that:
(a)	Landlord does not have knowledge of any pending condemnation or similar proceeding affecting any part of the Premises.

(b)	Landlord does not have knowledge of any legal actions, suits, or other legal or administrative proceedings that are now pending or threatened against either Landlord or the Premises.

(c)	Landlord has neither granted any leases or occupancy licenses nor created any tenancies affecting the Premises and there are no parties in possession of any portion of the Premises as trespassers or otherwise.

(d)	The Premises have legal access to Regent Boulevard, subject to applicable laws and ordinances; the Premises shall have not less than two curb cuts onto Regent Boulevard.

(e)	Landlord does not have knowledge of any pending or threatened governmental or private proceedings that would impair or result in the termination of access from the Premises to abutting public highways, streets, and roads.

(f)	There is presently in existence or available water, electrical, sanitary sewer and gas utility service for the Premises.

(g)	Landlord does not have knowledge, except as disclosed in the Environmental Report, that: (A) there are any environmental hazards or defects affecting the Land, (B) there are any polychlorinated biphenyls (PCBs) or substances containing PCBs on the Land; (C) the Land is now or has been the site of any place of business engaged in operations that involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal or release of hazardous or toxic substances, material or wastes on-site, whether above or below ground; and (D) there are any above-ground or underground storage tanks located on the Land.

(h)	Except as reflected in the Environmental Report, Landlord knows of no releases of, or the presence of, any hazardous or toxic material, substance or waste on or about the Land.

(i)	Landlord has full right and lawful authority to enter into and perform the Landlord’s obligations under this Lease for the full term hereof and has good and indefeasible title to Land in fee simple, free and clear of all contracts, leases, tenancies, agreements, easements, restrictions upon use or occupancy or other restrictions, violations, mortgages and other liens, encumbrances or exceptions to title of any nature whatsoever affecting the Land, except for the matters specifically set forth on Exhibit K hereto;

(j)	the Land is zoned in conformity with applicable laws in a manner permitting the use of the facilities constructed thereon for the Intended Use; and

(k)	this Lease is not and shall not be subject or subordinate to any mortgage not listed on Exhibit K hereto except for such subordination as may be accomplished in accordance with the provisions of Section 22 of this Lease captioned “Subordination, Attornment and Non-Disturbance.”
For purposes of this Section 22, the phrase “Landlord’s knowledge” and similar phrases mean the current, actual knowledge of the individuals listed on Exhibit F attached to this Lease.
Section 23. Tenant’s Default.
The occurrence of any one or more of the following events (Event(s) of Default) will constitute a default and breach of this Lease by Tenant:
(a)	Tenant’s failure to pay any Base Rent or additional rent (including, without limitation, the Impositions) when due and the continuance of that failure for more than 10 days after the date on which Landlord gives Tenant written notice of the delinquency;

(b)	Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease that Tenant must observe or perform, other than the payment of Base Rent or additional rent (excluding Tenant’s obligation to maintain the insurance required pursuant to Section 16), where the failure continues for a period of 30 days after Tenant’s receipt of written notice from Landlord; but if the nature of the obligation that Tenant has failed to perform is such that more than 30 days are reasonably required for its rectification, then an Event of Default will not occur so long as Tenant commences the rectification within the initial 30-day period and diligently and continuously prosecutes the rectification to completion; or

(c)	the making by Tenant of any general assignment or general arrangement for the benefit of its creditors; the filing by or against Tenant of a petition seeking relief under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, Tenant causes the petition to be dismissed within 60 days after the date of its filing); the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 60 days after the date of the appointment; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease unless Tenant causes the seizure to be discharged within 60 days after the date of the initiation of the seizure.
Section 24. Landlord’s Remedies.
At any time after the occurrence of an Event of Default, with or without additional notice or demand, Landlord may do one of the following:
(a)	terminate Tenant’s right to possession of the Premises and repossess the Premises by any lawful means without terminating this Lease. In that event, Landlord shall, to the extent required by applicable laws, use reasonably prompt efforts to re-let the Premises for the account of Tenant for such rent and upon such terms as may be satisfactory to Landlord in its sole discretion. For the purposes of that re-letting, Landlord may repair, remodel, or alter the Premises. If Landlord fails to re-let the Premises, then Tenant shall pay to Landlord the Base Rent and additional rent reserved in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease. If Landlord re-lets the Premises but fails to realize a sufficient sum from the re-letting to pay the full amount of Base Rent and additional rent reserved in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease, then Tenant shall pay to Landlord the amount of any deficiency within 30 days of Tenant’s receipt of Landlord’s demand;
(b)	terminate this Lease and repossess the Premises by any lawful means. In that event, Landlord may recover from Tenant as damages (i) all Base Rent and additional rent (plus the cost necessary to satisfy Tenant’s obligation to maintain and insure the Premises, as set forth under Sections 8 and 16, respectively, of this Lease) that became due prior to the termination and that remains unpaid, (ii) the discounted present value (determined based on then commercially reasonable rates) of the amount, if any, by which (I) the Base Rent reserved under the terms of this Lease for the balance of the Term that remained as of the effective date of the termination exceeds (II) the fair market rent (but not less than the amount for which the Premises has been relet) for the Premises for the balance of the Term after deduction of all anticipated reasonable expenses of re-letting for that period, and (iii) all reasonable costs and expenses Landlord reasonably incurs in connection with the enforcement of Tenant’s obligation to pay those damages, including, without limitation, reasonable legal fees. If the amount described in clause (II) above exceeds the amount described in clause (I) above, then Landlord has no obligation to pay Tenant any part of the excess or to credit any part of the excess against any other sums or damages for which Tenant may be liable to Landlord at the time of the termination; or

(c)	pursue any other remedy available to Landlord under the laws of the State in which the Premises are located; provided, however, that Landlord waives any existing or hereinafter enacted statutory lien in Tenant’s personal property (which does not include the Tenant Improvements) located at or about the Premises.
Section 25. Landlord’s Default and Tenant’s Remedies.
(a)	If Landlord defaults in the performance of any of Landlord’s obligations set forth in this Lease, and if (i) Landlord’s default creates or increases the risk of imminent danger of bodily injury to or death of persons or damage to or destruction of property, including, without limitation, the Building or Tenant’s property, and either Landlord does not commence the rectification of its default promptly upon Tenant’s delivery of oral or written notice of the default to Landlord or Landlord fails to pursue the rectification of its default with diligence and continuity or (ii) Landlord’s default does not create or increase the risk of imminent danger of bodily injury to or death of persons or damage to or destruction of property, including, without limitation, the Building or Tenant’s property and Landlord fails to rectify its default within 30 days after Tenant’s delivery of written notice of the default to Landlord or within such longer period of time following the delivery of that notice as may be reasonably required to accomplish the rectification of the default through the exercise of prompt, diligent and continuous efforts, then Tenant may perform the obligation on behalf of Landlord. Landlord shall pay to Tenant within 30 days after the date of Landlord’s receipt of Tenant’s invoice the full amount of the reasonable cost and expense Tenant incurs in performing the obligation on behalf of Landlord, together with the amount of any reasonable legal fees Tenant incurs in instituting, prosecuting or defending any action or proceeding by reason of any default in respect of any obligation Landlord has undertaken under the terms of this Lease.
(b)	If Landlord does not pay any amounts owing to Tenant under Section 8(e) or Section 25(a), then Tenant may set off the amount due, including, without limitation, reasonable legal fees and court costs included in the judgment, against the next installments of Base Rent coming due under this Lease; provided, however, that until Tenant obtains a final, non-appealable judgment against Landlord in a court of competent jurisdiction, the maximum amount that Tenant may set off from Base Rent is Two Hundred Thousand Dollars ($200,000.00) during any successive twelve (12) month period; provided, further, that the foregoing $200,000 limit does not apply to set offs for failure(s) by Landlord to fund the Tenant Allowances under Exhibit D.
Section 26. Late Charges; Interest on Late Payments.
If Tenant becomes delinquent with respect to the payment of any Base Rent or any additional rent becoming due under the terms of this Lease and the default continues for more than five days after the due date, then Tenant shall pay to Landlord with the late payment a late fee equal to 4% of the amount of the payment; provided, however that such late fee shall not be due the first time such delinquency occurs during any successive twelve (12) month period. Any past due installment of Base Rent or additional rent under this Lease will bear interest from the date due until the date paid at the rate of 10% per annum. Any amount with respect to which Landlord becomes delinquent in making payment to Tenant as required by this Lease will bear interest from the date due until the date paid at the rate of 10% per annum.
Section 27. Quiet Enjoyment.
Landlord warrants that, so long as Tenant pays all Base Rent and additional rent that becomes due under the teams of this Lease and is not otherwise in default in respect of the performance of any obligation it undertakes under the terms of this Lease, in either case, within all applicable grace, notice and cure periods, Tenant may peaceably and quietly enjoy the Premises at all times during the Term without disturbance by anyone.
Section 28. Subordination, Attornment & Non-Disturbance.
At Landlord’s request, and subject to the immediately succeeding sentence, Tenant shall subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust hereinafter executed in favor of any bank, insurance company or other lending institution against the Premises. As a condition to any subordination that Landlord requests, the mortgage holder must execute an agreement in substantially the form attached to this Lease as Exhibit G. Simultaneously with the execution of this Lease by Landlord, Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (SNDA) executed by the holder of any mortgage listed on Exhibit K in recordable form and approved by Tenant.

Section 29. Landlord’s Sale of Premises.
Landlord’s sale of the Premises and the purchaser’s express written assumption of the obligations Landlord undertakes under the terms of this Lease will relieve Landlord from liability arising under the terms of this Lease by reason of any act, occurrence or omission occurring after the consummation of the sale. The parties do not intend the foregoing to relieve Landlord from those obligations that the terms of this Lease require Landlord to perform prior to the sale. Except in connection with financing its acquisition of the Land and the construction of the Landlord Improvements, Landlord may not assign or transfer its interest in the Premises or this Lease prior to the substantial completion of the Landlord Improvements.
Section 30. Broker’s Commissions.
Each party represents to the other that the only broker used in connection with this Lease is Trammell Crow Company, whose commission Landlord shall pay, pursuant to a separate written agreement. Each party shall defend and indemnify the other from and against any claims, demands and actions brought by any broker or other finder to recover a brokerage commission or any other damages on the basis of alleged dealings with the indemnifying party contrary to the foregoing representation.
Section 31. Estoppel Certificate.
Within 30 days after Tenant’s receipt of Landlord’s written request, Tenant shall execute and deliver to Landlord a statement in substantially the form of the attached Exhibit H that (i) certifies that this Lease is unmodified and in full force and effect (or, if modified, states the nature of the modification and certifies that this Lease as so modified is in full force and effect) and the date to which Base Rent is paid in advance, if any, and (ii) acknowledges that, to Tenant’s knowledge, there are no uncured defaults on the part of Landlord or specifies such defaults if Tenant claims any.
Section 32. Holding Over.
If Tenant remains in possession of the Premises after the Expiration Date, that occupancy will be a tenancy from month-to-month, at a Base Rent for the first three (3) months after the Expiration Date equal to 110% of the Base Rent payable during the month in which the Expiration Date occurs, and thereafter at a Base Rent equal to 150% of the Base Rent payable during the month in which the Expiration Date occurs, and subject to all of the other terms and conditions of this Lease.
Section 33. Assignment and Subletting.
So long as the Premises are used for the Intended Use, Tenant may transfer or assign its interest in this Lease and may sublet all or a portion of the Premises without first obtaining Landlord’s written consent. If Tenant desires to assign this Lease or sublet all or a portion of the Premises to an entity or person, other than a Related Entity (hereinafter defined), which intends to use the Premises for other than the Intended Use, then Tenant must obtain Landlord’s written consent prior to such assignment or sublease. Landlord may not unreasonably withhold, condition, or delay its consent. Tenant may, upon notice to Landlord, sublet all or any part of the Premises without first obtaining Landlord’s written consent to an entity that controls, is controlled by, or is under common control with, Tenant, to the surviving corporation in a merger, consolidation, or other reorganization involving Tenant, or to the purchaser of all or substantially all of Tenant’s assets (each, a Related Entity), without first obtaining Landlord’s written consent. No subletting, assignment of rights, or delegation of duties that Tenant may make will relieve Tenant from liability for the performance of the obligations Tenant undertakes under the terms of this Lease, unless Landlord, in its sole discretion, grants such relief. Landlord has no recapture rights in connection with any assignment or sublease.
Section 34. Right of First Offer.
If, during the Lease Term, Landlord, in its sole discretion, elects to offer to sell the Premises to any third party, then provided the Lease is in full force and effect and there is no uncured Event of Default under the Lease, Tenant will have a right of first offer (the Right of First Offer) to purchase the Premises prior to Landlord selling the Premises to any third party. Prior to Landlord selling the Premises to third parties, Landlord will first offer to sell the Premises to Tenant by giving a written notice (the Offer) to Tenant containing all of the material terms and conditions upon which Landlord would be willing to sell the Premises, including, without limitation, the purchase price and proposed closing date. Tenant will have 10 days from receipt of the Offer to accept the Offer in writing. The failure of Tenant to accept the Offer within such 10 day period will constitute a rejection of the Offer. If Tenant accepts the Offer, Landlord and Tenant shall promptly enter into a purchase and sale agreement incorporating, among others, the terms set forth in the Offer. If Tenant rejects (or is deemed to have rejected) the Offer, Landlord will be free to sell the Premises to a third party upon the same basic terms and conditions as were stated in the Offer and the Right of First Offer granted herein will automatically terminate and be of no further force or effect. However, if (a) Landlord fails to enter into a purchase and sale agreement for the Premises within 180 days after the Offer is rejected or deemed rejected, (b) Landlord fails to sell the Premises within 300 days after the Offer is rejected or deemed rejected, or (c) Landlord desires to enter into a purchase and sale agreement on economic terms equal to or less than 95% of that contained in the Offer, Tenant’s Right of First Offer will be reinstated and apply anew.
Section 35. Miscellaneous.
(a)	This Lease inures to the benefit of and binds each of the parties and their respective successors and assigns.

(b)	All section headings and captions used in this Lease are purely for convenience and do not affect the interpretation of this Lease.

(c)	All Exhibits referenced in this Lease are incorporated in and made a part of this Lease, even if they are not physically attached to this Lease.

(d)	This Lease will be governed by and interpreted in accordance with the laws of the State where the Premises are located, and the parties submit to the jurisdiction of any appropriate state court within that State for adjudication of disputes arising from this Lease.

(e)	Except as otherwise provided, the parties may amend this Lease only by means of written agreements signed on behalf of Tenant and Landlord by their respective authorized signatories.

(f)	This Lease supersedes all prior understandings, representations, negotiations, and correspondence between the parties and constitutes the entire agreement between them with respect to the matters described in this instrument. No course of dealing, course of performance, or usage of trade will modify or affect this Lease.

(g)	The invalidity, illegality, or unenforceability of any provision of this Lease will not affect or impair the validity, legality, and enforceability of the remaining provisions.

(h)	The failure of either party at any time to require performance by the other of any provision of this Lease will not affect that party’s right to enforce that provision, nor will the waiver by either party of any breach of any provision of this Lease constitute a waiver of any further breach of the same provision or any other provision.

(i)	The parties may execute this Lease in any number of counterparts and all those counterparts taken together will constitute a single agreement. Facsimile signatures provided by any party to this Lease will be treated as original signatures of the party providing the facsimile signature.

(j)	All notices, approvals, requests, consents, and other communications given, required or permitted in accordance with the terms of this Lease must be in writing and must be hand-delivered or sent by facsimile transmission, Federal Express overnight service or United States certified or registered mail. The parties will consider notices given or delivered when received, except that if either party intentionally acts to refuse delivery of a notice sent by any nationally recognized overnight courier service or United States certified or registered mail, then the effective date shall be the date of delivery to the nationally recognized overnight courier service or the U.S. mail on a business day during normal business hours. The parties will address notices as follows:
If to Landlord:
KDC-Regent I Investments, LP
c/o Koll Development Company
8411 Preston Road, Suite 700
Dallas, Texas 75225
Attention: Tobin C. Grove
                 President

with a copy to:
Munsch Hardt Kopf & Harr, P.C.
4000 Fountain Place
1445 Ross Avenue
Dallas, Texas 75201-2790
Attention: Carl Klinke
If to Tenant:
Epsilon Data Management, Inc.
601 Edgewater Drive
Wakefield, MA 01880
Attention: Sherry M. Jacques
                 VP, Legal Counsel
with a copy prior to the Commencement Date to:
Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street, Suite 3000
Dallas, Texas 75201-4761
Attention: Stewart Wayne
A party may change the address to which it wishes notices to be sent by delivering notice of the change of address to the other party in accordance with the terms of this Section 35(j).

(k)	Except as provided below, Tenant may not seek to satisfy any judgment that Tenant obtains against Landlord by reason of the negligence of Landlord or any of its shareholders, directors, officers, agents, employees, or contractors or Landlord’s failure to perform any of the obligations it has undertaken under the terms of this Lease from any source other than Landlord’s interest in the Premises including all insurance and condemnation proceeds and the revenue generated by the operation of the Premises and no asset of any shareholder, director, officer, employee, or agent of Landlord or any of the successors or assigns of any of the foregoing will be subject to attachment or execution to satisfy the judgment. Notwithstanding any provision of this Lease apparently to the contrary, Tenant may also satisfy any final, non-appealable judgment against Landlord related to this Lease by setting off the amount of the judgment against Base Rent the amount of the judgment.

(l)	If Landlord or Tenant is a corporation, partnership, or limited liability company, each individual executing this Lease on behalf of that party represents and warrants that that party is a duly formed and existing entity qualified to do business in Texas, that that party has full right and authority to execute and deliver this Lease, that each person signing on behalf of that party is authorized to do so, and that all necessary corporate or partnership action has been taken.

(m)	Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular.

(n)	This Lease may be executed in one or more counterparts, each of which shall constitute an original, but all of which, taken together, shall be considered one and the same agreement.

(o)	To the maximum extent permitted by applicable laws, each party knowingly, voluntarily, and intentionally waives the right to a trial by jury in respect of any litigation based on this Lease, arising our of, under, or in connection with this Lease, or any course of conduct, course of dealing, statement (whether verbal or written), or action between the parties or any exercise by any party of any of its respective rights under this lease or in any way relating to the Premises. This waiver is a material inducement for the parties to enter into this Lease. This waiver survives the expiration or termination of this Lease.
Section 36. Time of Essence.
Time is of the essence with respect to this Lease. If the final day of any period of time described in this Lease is a Saturday, Sunday or a legal holiday under the laws of the United States or the State where the Premises are located, that period is extended to the next day that is not a Saturday, Sunday or legal holiday.
Section 37. Validity of Agreement.
This Lease will not be valid or bind Landlord or Tenant unless an authorized signatory of Landlord or Tenant has signed it on behalf of the respective party.
Section 38. Guaranty.
Upon execution of this Lease, Tenant shall cause Alliance Data Systems Corporation, a Delaware corporation (Guarantor), to execute and deliver to Landlord a Guaranty in the form attached to this Lease as Exhibit I.
Section 39. Incentives.
Tenant expects to receive certain economic incentives (Incentives) from the City of Irving, Texas, in connection with the construction of the Improvements and the location of Tenant’s business within the City of Irving, Texas. Landlord shall cooperate to the extent Tenant reasonably requests and at no costs to Landlord in order to satisfy any condition established in connection with Tenant’s receipt of the benefit of the Incentives, including, without limitation, supplying any necessary information, executing required forms, and other similar actions. The parties intend that Tenant and not Landlord will receive any economic benefit derived from participation in such programs.
Section 40. Arbitration.
If Tenant elects to submit an HVAC Replacement Decision to arbitration under this Section 41, then Tenant must notify Landlord of Tenant’s election within 30 days after Tenant installs the HVAC Replacement. All arbitrations shall occur at a location in

Dallas, Texas, chosen by the arbitrator and shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (or the successor organization, or if no such organization exists, then from an organization composed of persons of similar professional qualifications) in effect at the time. When Tenant gives notice to Landlord, Tenant shall give simultaneous notice to the director of the Dallas, Texas regional office of the American Arbitration Association (or the successor organization, or of no such successor organization exists, then to an organization composed of persons of similar professional qualifications), requesting such organization to select, as soon as possible but in any event within the next 30 days, one arbitrator with recognized expertise in the subject matter of the arbitration (i.e., a mechanical engineer with at least 5 years of experience dealing with HVAC systems in buildings similar to the Building). The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within 30 days after having been appointed, decide whether Tenant’s decision to install the HVAC Replacement rather than to repair the applicable portions of the HVAC system was reasonable based on the cost of the HVAC Replacement compared to the cost of the repairs. If the arbitrator determines that the HVAC Replacement Decision was reasonable, then Landlord shall be obligated to pay Tenants Landlord’s share of the HVAC Replacement costs as provided in Section 8(c) above. Each party shall pay its own counsel fees and expenses, if any, in connection with the arbitration under this Section 41, and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this Section 41 shall be final and binding. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease. Landlord and Tenant may at any time by mutual written agreement discontinue arbitration proceedings and themselves agree upon the matter submitted to arbitration.
[Signature pages follow.]

     The parties have signed this Lease on the date first above written.

Landlord

KDC-REGENT I INVESTMENTS, LP,
a Texas limited partnership

By:	KDC-Regent I Investments GP, LLC,
a Texas limited liability company,
its General Partner

	By:	Koll Development Company I, LP,
a Delaware limited partnership,
Its Sole Member

		By:	SWV, LLC,
a Delaware limited liability company,
Its General Partner

By:

Tobin C. Grove, President

Tenant

EPSILON DATA MANAGEMENT, INC.,
a Delaware corporation

By:

Name:Michael Iaccarino
Title:President & Chief Executive Officer

EXHIBIT A
OUTLINE SPECIFICATIONS

Exhibit A Page 1 of 1

EXHIBIT B
THE LAND
Lot 1, Block A, of KDC-Epsilon Addition, Lot 1 and Lot 2, Block A, an Addition to the City of Irving, Dallas County, Texas, according to the Preliminary/Final Plat thereof recorded in Volume 2005099, Page 00144, of the Plat Records of Dallas, County, Texas.
Exhibit B Page 1 of 1

EXHIBIT C
FINAL TENANT IMPROVEMENTS PLANS AND SPECIFICATIONS
[To be approved by Landlord and Tenant under Section 2(b). The Final Tenant Improvements Plans and Specifications will become part of this Lease upon approval by Landlord and Tenant but they will not be physically attached to this Lease.]
Exhibit C Page 1 of 1

EXHIBIT D
TENANT ALLOWANCES
1.	Initial Premises.
(a)	Landlord shall provide the following Tenant Allowances to Tenant for the initial Premises:

(i)	Tenant Finish Allowance:	($	1,875,000)
(ii)	Space Planning:	($	262,500)
(iii)	Moving Expenses	($	150,000)
(iv)	Phone/Data Cabling	($	375,000)
(v)	Security System	($	99,750)
(vi)	Tenant CM Fees	($	150,000)
(vii)	Signage	($	10,000)
(viii)	Flagpoles	($	10,000)

	TOTAL	($	2,932,250)
(b)	Tenant, in its sole discretion, may reallocate the Tenant Allowances among the line items specified above, but the aggregate total of the Tenant Allowances may not exceed $2,932,250 (as adjusted under Section 4(b)).

(c)	Tenant shall submit draws against the Tenant Allowances to Landlord no later than the fifth day of each calendar month for expenses incurred by Tenant during the prior calendar month. Each draw must include copies of receipts, invoices, and other backup materials reasonably satisfactory to Landlord to confirm the expenses for which Tenant is requesting payment. Landlord may inspect, audit, and copy Tenant’s books and records related to the Tenant Allowances at Tenant’s home office any time during Tenant’s normal business hours upon at least 48 hours prior written notice. Tenant shall retain its books and records related to the Tenant Allowances at its home office for at least two (2) years after final completion of the Tenant Improvements.

(d)	For the portions of each draw representing payments for Tenant Improvements:
(i)	The draw must include conditional partial lien releases in a form reasonably approved by Landlord from Tenant’s contractor and subcontractors for the payments being requested by the contractor and each subcontractor in the current draw and unconditional partial lien releases in a form reasonably approved by Landlord from Tenant’s contractor and subcontractors for the amounts paid by Landlord under the prior draw.

(ii)	Landlord may retain 10% of the amount of each draw representing payments for Tenant Improvements until 30 days after final completion of the Tenant Improvements. Tenant must provide Landlord conditional final lien releases in a form reasonably approved by Landlord from Tenant’s contractor and subcontractors in order to receive the retainage held by Landlord in connection with the Tenant Improvements.
Exhibit D Page 1 of 4

(e)	Landlord shall fund the amount of each draw reasonably approved by Landlord within twenty (20) days after receipt by Landlord of the Invoices and other backup materials reasonably requested by Landlord; but Landlord may disapprove and withhold funding of any draw requested by Tenant if:
(i)	the draw or any applicable backup information is not complete to Landlord’s reasonable satisfaction;

(ii)	any mechanics’ or materialmen’s lien or other lien has been filed against the Land or the Building by any of Tenant’s contractors, subcontractors, laborers, suppliers, or others, or Landlord has received any notice from any of them indicating an intent to file any such lien, and Tenant has not bonded around the lien or otherwise posted security with Landlord reasonably satisfactory to Landlord related thereto; or

(iii)	An Event of Default has occurred under the Lease and is continuing, either at the time of submission or funding of the draw.
(f)	If Tenant elects not to use all of the Tenant Allowances, Tenant may elect to receive a reduction in the annual Base Rent based on the aggregate amount of any unused Tenant Allowances by giving written notice specifying its election to Landlord no later than forty five (45) days after final completion of the Tenant Improvements The reduction will be in an amount equal to Eight Thousand Two and 50/100 Dollars ($8,002.50) for each $100,000 of unused Tenant Allowances (or pro rata portion thereof on a proportionate basis). If there are unused Tenant Allowances and Tenant timely notifies Landlord that Tenant elects to receive a reduction in the annual Base Rent, then Landlord shall promptly prepare, execute, and deliver to Tenant an appropriate amendment to the Lease specifying the annual Base Rent adjustment determined by Landlord under this Paragraph 1(f). Tenant shall promptly execute the amendment and return it to Landlord. If Tenant does not use all of the Tenant Allowances within forty five (45) days after the Commencement Date, then any unused balance of the Tenant Allowances shall be applied against Base Rent or additional rent.
2.	Expansion Option.
If Tenant exercises the Expansion Option under Section 12 of the Lease, Landlord will provide Tenant with the following Tenant Allowances (on a PSF basis):

(i)	Tenant Finish Allowance	$25.00	PSF
(ii)	Space Planning	$3.50	PSF
(iii)	Phone / Data Cabling	$5.00	PSF
(iv)	Tenant CM Fees	$2.00	PSF

Total		$35.50	PSF
Exhibit D Page 2 of 4

3.	Changes to Outline Specifications.
The parties acknowledge that the Outline Specifications were revised at the request of Tenant in accordance with a Letter Agreement dated May 4, 2005 (a copy of which is attached as Schedule 1 to this Exhibit D) and that the increased cost to Landlord of Tenant’s changes is $122,100. If Tenant does not pay the sum of $122,100 to Landlord within 90 days after the Effective Date, then Landlord will be entitled to a credit against the aggregate amount of the Tenant Allowances in the amount of $122,100.
Exhibit D Page 3 of 4

SCHEDULE 1
TO
EXHIBIT D
Exhibit D Page 4 of 4

EXHIBIT E
FORM OF TENANT ACKNOWLEDGMENT LETTER
KDC-Regent I Investments, LP
c/o Koll Development Company
8411 Preston Road, Suite 700
Dallas, Texas 75225
Attn: Tobin C. Grove, President

Re:	Acknowledgment Letter with respect to that certain Lease Agreement (the Lease) dated May 31, 2005, by and between KDC-Regent I Investments, LP (Landlord) and Epsilon Data Management, Inc. (Tenant)
Gentlemen:
This letter constitutes the Acknowledgement Letter required under Section 3(e) of the Lease. All capitalized terms used but not otherwise defined in this Acknowledgment Letter have the meanings assigned to them in the Lease.
Tenant accepts the condition of the Premises in accordance with the Lease, and Tenant hereby certifies to Landlord and Landlord’s assignee, as follows:
1.	The Commencement Date is , 2006.

2.	The Expiration Date is , 2018.

3.	The annual Base Rent is (check appropriate blank and add appropriate information if blank (b) is selected):
a.	unchanged from the annual Base Rent specified in Section 4(a) of the Lease; or

b.	changed from the annual Base Rent specified in Section 4(a) of the Lease, resulting in the following Base Rent:

Lease Years	Annual Base Rent		Monthly Base Rent
1-4	$ ($ PSF)	$
5-8	$ ($ PSF)	$
9-12	$ ($ PSF)	$
4.	The Lease is unmodified and in full force and effect and there are no outstanding notices of default to Tenant’s obligations or Landlord’s obligations under the Lease. To the best knowledge of Tenant, there is no default under the Lease and no event has occurred, which with the giving of notice or the passage of time, or both, will become such a default.

5.	Tenant has not assigned, pledged, hypothecated or otherwise transferred the Lease.
Exhibit E Page 1 of 2

6.	As of the date hereof, Tenant currently has no claim against Landlord for any right of offset, deferment, abatement, or default or right of counterclaim or defense to the payment of Base Rent or any other monies due under the Lease.

7.	There are currently no disputes under or in connection with the Lease between Landlord and Tenant.
     EXECUTED as of the date first above written.

EPSILON DATA MANAGEMENT, INC.

By:

Name:

Title:

AGREED AND ACCEPTED this
                     day                     of, 2006:
KDC-REGENT I INVESTMENTS, LP,
a Texas limited partnership

By:	KDC-Regent I Investments GP, LLC,
a Texas limited liability company,
its General Partner

By:	Koll Development Company I, LP,
a Delaware limited partnership,
Its Sole Member

By:	SWV, LLC,
a Delaware limited liability company,
Its General Partner

By:
Tobin C. Grove, President
Exhibit E Page 2 of 2

EXHIBIT F
KNOWLEDGE INDIVIDUALS
The following knowledge individuals are acting solely in their capacity as officers, agents, or employees of Landlord or an affiliate of Landlord, are in no manner expressly or impliedly making any representations or warranties in their individual capacities, and have no personal liability in connection with this Lease:
M. Scott Ozymy, SVP – Koll Development Company
Murray Newton, EVP – Koll Development Company
James Williams, VP – Koll Development Company
Exhibit F Page 1 of 1

EXHIBIT G
FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
Exhibit G Page 1 of 1

EXHIBIT H
FORM OF ESTOPPEL CERTIFICATE
                                        , 20

Re:	Lease Agreement dated May 31, 2005, between KDC-Regent I Investments, LP, a Texas limited partnership (Landlord), and Epsilon Data Management, Inc., a Delaware corporation (Tenant), (as amended, the Lease), Regent Center, Irving, Texas (the Building)
Dear                      :
Tenant understands that                                         (Purchaser) is purchasing the Building from Landlord and Purchaser and Landlord are relying on this Estoppel Certificate. Defined terms in the Lease have the same meanings in this Estoppel Certificate.
For $10 and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Tenant ratifies the Lease and certifies to Purchaser and Landlord that:
1.	Tenant is occupying and conducting business in the Premises.

2.	As of the date hereof, the Base Rent under the Lease is $ per month payable in advance on the first day of each calendar month. Base Rent is paid through 1, 20 .

3.	The Lease is in full force and effect and Tenant has not assigned or subleased its interest in the Lease except as specified on Schedule A attached to this Estoppel Certificate.

4.	A true and correct copy of the Lease and all amendments thereto is attached as Schedule B to this Estoppel Certificate.

5.	The Lease is the entire agreement between Landlord and Tenant concerning the Premises.

6.	The Term expires on ,20 .

7.	To Tenant’s actual knowledge, Landlord satisfied all of its obligations regarding the installation of Landlord Improvements, except as follows:

8.	Tenant constructed all Tenant Improvements as required under the Lease.
Exhibit H Page 1 of 2

9.	To Tenant’s actual knowledge, no default by Landlord has occurred under the Lease and is continuing except as specified on Schedule A.
10.	Tenant is not entitled to any accrued abatements, setoffs, or deductions from Base Rent or additional rent under the Lease except as expressly set forth therein or as specified in Schedule A.

11.	No Base Rent has been paid more than one month in advance.

12.	There is no Security Deposit under the Lease.

EPSILON DATA MANAGEMENT, INC.,
a Delaware corporation

By:

Name:

Title:

Exhibit H Page 2 of 2

JOINDER BY GUARANTOR
Guarantor joins in the execution of this Estoppel Certificate for the purpose of consenting to the execution hereof by Tenant and to confirm that its Guaranty of the Lease remains in full force and effect.

ALLIANCE DATA SYSTEMS CORPORATION,
a Delaware corporation

By:

Name:

Title:

SCHEDULE A
TO
EXHIBIT H
1	List any assignments or subleases or state NONE:

2	List any defaults by Landlord that have occurred and are continuing or state NONE:

3	List any accrued abatements, setoffs, or deductions from Base Rent or additional rent to which Tenant is entitled at this time (other than those expressly set forth in the Lease) or state NONE:
Schedule A to Exhibit H

SCHEDULE B
TO
EXHIBIT H
COVER PAGE FOR COPY OF THE LEASE AND ALL AMENDMENTS
Schedule B to Exhibit H

EXHIBIT I
LEASE GUARANTY
This Lease Guaranty (this Guaranty) is executed by Alliance Data Systems Corporation, a Delaware corporation (Guarantor), as of May ___, 2005.
RECITALS
A.	A Lease Agreement (the Lease), dated as of even date herewith is to be executed by KDC-Regent I Investments, LP, a Texas limited partnership (Landlord), as Landlord, and Epsilon Data Management, Inc., a Delaware corporation (Tenant), as Tenant, covering Premises consisting of approximately 75,000 square feet of shell building in Regent Center, an office project located in Irving, Dallas County, Texas, more particularly described in the Lease. Defined terms in the Lease have the same meanings in this Guaranty.
B.	As a condition to Landlord’s execution of the Lease, Landlord required Guarantor to guarantee the full performance of all of the liabilities, obligations, and duties of Tenant under the Lease. Tenant is a subsidiary of Guarantor, and Tenant’s entering into the Lease will benefit Guarantor.
C.	Guarantor agreed to sign this Guaranty to induce Landlord to enter into the Lease with Tenant.
NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Guarantor agrees that:
1.	Guarantor unconditionally assumes and agrees to perform all liabilities, obligations, and duties of Tenant under the Lease. Guarantor guarantees to Landlord and Landlord’s successors and assigns the full, prompt, and complete performance of all of the terms, covenants, conditions, and provisions of the Lease to be kept and performed by Tenant or Tenant’s successors or assigns, including, without limitation, the payment of all Base Rent, additional rent, and other charges to accrue under the Lease, all obligations of Tenant related to the construction of Tenant Improvements and the maintenance of the Premises, and all damages that may arise as a consequence of nonperformance under the Lease (collectively, the Obligations).
2.	The liability of Guarantor under this Guaranty is unconditional and primary. In relation to any right of action that accrues against Tenant under the Lease, Landlord may, at its option, proceed from time to time solely against Guarantor and any other person or entity without regard to Tenant’s ability to perform and without first commencing any action, exhausting any remedy, obtaining any judgment, or proceeding in any way against Tenant or any other person or entity. Landlord may bring suit against Guarantor to enforce any liability, duty, or obligation under this Guaranty without joinder of Tenant or any other person or entity.
Exhibit I Page 1 of 4

3.	This Guaranty continues until Tenant and Tenant’s successors, representatives or assigns have fully discharged all Obligations under the Lease. This Guaranty is not diminished by payments of Base Rent or performance of the Obligations by Guarantor. This Guaranty terminates only when all Obligations under the Lease are fully discharged, whether before or after the expiration or earlier termination of the Lease.
4.	Until all the Obligations under the Lease to be performed and observed by Tenant or Tenant’s successors or assigns are fully performed, Guarantor:
(a)	has no right of subrogation or any other right to enforce any remedy against Tenant or Tenant’s successors or assigns by reason of any payment or performance by Guarantor under this Guaranty; and

(b)	subordinates any liability or indebtedness of Tenant or Tenant’s successors or assigns now or hereafter held by Guarantor to all Obligations of Tenant or Tenant’s successors or assigns to Landlord under the Lease.
5.	Guarantor waives the benefits of any right of discharge under Chapter 34 of the Texas Business and Commerce Code and any rights of sureties and guarantors thereunder. This Guaranty is not released, diminished, impaired, reduced, or affected by any limitation of liability or recourse under the Lease or by the occurrence of any one or more of the following events:
(a)	the taking or accepting of any security or other guaranty for the Lease;

(b)	any assignment by Tenant of its interest in the Lease or any sublease by Tenant of all or any part of the Premises.

(c)	any release, surrender, exchange, subordination, or loss of any security at any time existing or purported or believed to exist in connection with the Lease;

(d)	the insolvency, bankruptcy, disability, dissolution, termination, receivership, reorganization, or lack of corporate, partnership, or other power of Tenant, Guarantor, or any party at any time liable for the payment or performance of the Lease, whether now existing or hereafter occurring;

(e)	expansion of the Premises, renewal, extension, modification, or rearrangement of the payment or performance of the Lease, either with or without notice to or consent of Guarantor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Landlord to Tenant or Guarantor;

(f)	any neglect, delay, omission, failure, or refusal of Landlord to take or prosecute any action for the collection or enforcement of the Lease or to foreclose or take or prosecute any action to foreclose upon any security therefor or to take or prosecute any action in connection with the Lease;
Exhibit I Page 2 of 4

(g)	any failure of Landlord to notify Guarantor of any expansion of the Premises, renewal, extension, rearrangement, modification, or assignment of the Lease or any part thereof, or of the release of or change in any security, or of any other action taken or refrained from being taken by Landlord against Tenant, or of any new agreement between Landlord and Tenant, it being understood that Landlord is not required to give Guarantor any notice of any kind under any circumstances with respect to or in connection with the Lease;

(h)	the unenforceability of all or any part of the Lease against Tenant, or any other circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, it being agreed that Guarantor remains liable under this Guaranty whether Tenant or any other person is found not liable on the Lease or the Obligations for any reason; or

(i)	any payment by Tenant to Landlord is held to constitute a preference under the bankruptcy laws or if for any other reason Landlord is required to refund any payment or to pay the amount thereof to someone else.
6.	If any suit or action is brought in connection with the enforcement of this Guaranty or if it is collected by legal proceedings or through any probate or bankruptcy court, Guarantor shall pay reasonable legal fees and all other expenses and court costs incurred by Landlord in connection therewith.
7.	This Guaranty is binding upon the successors and assigns of Guarantor and inures to the benefit of the successors and assigns of Landlord, including, without limitation, all lenders holding a lien against the Premises.
8.	The obligations of Guarantor, Tenant, and any other guarantor or surety of the Lease are joint and several. Guarantor agrees that Landlord, in its discretion, may:
(a)	bring suit against Guarantor, Tenant, and any other guarantor or surety of the Lease jointly and severally or against any one or more of them;

(b)	compromise or settle with any one or more of Tenant and the guarantors or sureties of the Lease for any consideration Landlord deems proper;

(c)	release one or more of the guarantors or sureties of the Lease or Tenant from liability thereunder; and

(d)	otherwise deal with Guarantor, Tenant, and any other guarantor or surety of the Lease, or any one or more of them, in any manner whatsoever, and no such action impairs the rights of Landlord to collect under this Guaranty.
9.	This Guaranty and all rights, obligations, and liabilities arising hereunder are to be construed according to the laws of the State of Texas. This Guaranty is performable in Dallas County, Texas, Guarantor consents to jurisdiction in any state or federal court in Dallas County, Texas, and waives the right to be sued elsewhere.
Exhibit I Page 3 of 4

10.	Guarantor represents and warrants to Landlord:
(a)	Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b)	Guarantor has the authority to execute this Guaranty and to perform its obligations under this Guaranty. The person executing this Guaranty on behalf of Guarantor is duly authorized to do so.
11.	To the maximum extent permitted by law, Guarantor irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to any of the provisions of this Guaranty or the lease.
     Executed as of the date first above written.

GUARANTOR:

ALLIANCE DATA SYSTEMS CORPORATION,
a Delaware corporation

By:

Name:

Title:

STATE OF	§
§
COUNTY OF	§
This instrument was acknowledged before me on May ___, 2005, by                                         ,                                                             of Alliance Data Systems Corporation, a Delaware corporation, on behalf of the corporation.

[SEAL]
Notary Public, State of

               [SEAL]
Exhibit I Page 4 of 4

EXHIBIT J
APPROVED GENERAL CONTRACTORS AND MAJOR SUBCONTRACTOR
General Contractors
James R. Thompson
Mapp Construction
Scott & Reid
Cadence McShane
Constructors
Turner
Pacific
Major Subcontractors
Tenant must submit the names of all Major Subcontractors to Landlord for its reasonable approval prior to the time Tenant’s approved General Contractor sends out its bid requests. The term Major Subcontractors includes drywall, paint, carpet, HVAC, plumbing, electrical fire protection, fire alarm, energy management, commissioning, security, and cabling and all other trades whose subcontract amount is anticipated to exceed $100.000.
Exhibit J Page 1 of 1

EXHIBIT K
TITLE EXCEPTIONS
1.	Easement granted by Regent Center, Ltd., to Texas Power & Light Company, filed 10/15/1986, recorded in Volume 86201, Page 3613, Deed Records of Dallas County, Texas.

2.	Limited or lack of access to road or highway abutting subject property as set forth in instrument filed 03/04/1974, recorded in Volume 75045, Page 62, Deed Records of Dallas County, Texas.

3.	Easements and other matters on the Preliminary/Final Plat of KDC-Epsilon Addition, Lot 1 and Lot 2, Block A, an Addition to the City of Irving, Dallas County, Texas, recorded in Volume 2005099, Page 00144, of the Plat Records of Dallas, County, Texas.

4.	Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents executed by Landlord, as Grantor, in favor of Mark M. Sloan, Trustee, for the benefit of Compass Bank, as Beneficiary, and related loan documents.
Landlord represents and warrants with respect to the above described title exceptions that (i) nothing contained in any of said exceptions prohibits or restricts Landlord from performing any or all of its obligations under this Lease during the full term thereof, and (ii) other than as specified in the SNDA, none of said exceptions adversely affects or interferes with Tenant’s enjoyment of the Premises.
Exhibit K Page 1 of 1